UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒ Definitive Proxy Statement
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STIFEL FINANCIAL CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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STIFEL FINANCIAL CORP.
One Financial Plaza
501 North Broadway
St. Louis, Missouri 63102-2102

(314) 342-2000

April 29, 2008

To the Stockholders of Stifel Financial Corp.:

Dear Stockholder:

We cordially invite you to attend Stifel Financial Corp.'s annual stockholders' meeting. The meeting will be held on Wednesday, June 4, 2008, at 11 a.m. on the 2nd Floor, One Financial Plaza, 501 North Broadway, St. Louis, Missouri.

At the meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached proxy statement.

Thank you for your support of Stifel.

Sincerely,
/s/ Ronald J Kruszewski
Ronald J. Kruszewski
Chairman of the Board and Chief Executive Officer

This proxy statement and the accompanying proxy card are
being mailed to Stifel stockholders beginning about April 29, 2008.

Even if you plan to attend the meeting in person,
we urge you to promptly vote your shares by dating, signing and returning the enclosed proxy card in the enclosed
postage-paid return envelope.

TABLE OF CONTENTS
ABOUT THE ANNUAL MEETING	1
GENERAL	5
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF	6
Ownership of Directors, Nominees and Executive Officers	6
Ownership of Certain Beneficial Owners	8
INFORMATION CONCERNING THE BOARD OF DIRECTORS	8
Director Independence	8
Compensation Committee Interlocks and Insider Participation	11
PROPOSAL I - ELECTION OF DIRECTORS	12
Nominees	14
Compensation of Directors in Last Fiscal Year	19
Additional Information About Director Compensation	20
CORPORATE GOVERNANCE AND CODE OF ETHICS	20
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	21
COMPENSATION DISCUSSION AND ANALYSIS	22
Named Executive Officers	22
Compensation Philosophy and Objectives	23
Setting Compensation	24
Involvement of Executive Officers	24
Compensation Peer Group	25
Compensation Consultants	25
Compensation Program and Payments	26
Base Salary	26
Annual Incentive Compensation	26
Long-Term Incentive Awards	29
Merger-Related Awards	30
Perquisites and Other Personal Benefits	31
Retirement Plans	31
Health and Welfare Plans	31
Employee Ownership Guidelines	32
Deductibility of Executive Compensation	32
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	32
EXECUTIVE COMPENSATION IN THE LAST FISCAL YEAR	34
Grants of Plan-Based Awards	36
Additional Information About the Compensation Paid to the Named Executive Officers in 2007	37
Outstanding Equity Awards at Fiscal Year-End	38
Options Exercised and Stock Units Converted	39
Post-Retirement Benefits	40
Discussion of Post-Employment Payments	40

PROPOSAL II - ADOPTION OF THE EQUITY INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS (2008 RESTATEMENT	41
PROPOSAL III - APPROVAL OF THE 2001 INCENTIVE STOCK PLAN	45
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	49
REPORT OF THE AUDIT COMMITTEE/FINANCE COMMITTEE	51
FUTURE STOCKHOLDER PROPOSALS	54
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	54
ANNUAL REPORT	54
HOUSEHOLDING OF MATERIALS	54
OTHER MATTERS	55
MISCELLANEOUS	55

STIFEL FINANCIAL CORP.
One Financial Plaza
501 North Broadway
St. Louis, Missouri 63102-2102
(314) 342-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 4, 2008

St. Louis, Missouri
April 29, 2008

Dear Stockholder:

The annual meeting of stockholders of Stifel Financial Corp. will be held on the 2nd Floor, One Financial Plaza, 501 North Broadway, St. Louis, Missouri, on Wednesday, June 4, 2008, at 11 a.m., for the following purposes:

1. To elect six directors as follows: (a) five Class I directors to hold office for a term of three years or until their successors shall have been duly elected and qualified and (b) one Class II director to hold office for a term of one year or until his successor shall have been duly elected and qualified;

2. To approve the Equity Incentive Plan for Non-Employee Directors (2008 Restatement);

3. To approve the 2001 Incentive Stock Plan (2008 Restatement);

4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008; and

5. To consider and act upon such other business as may properly come before the meeting and any adjournment thereof.

Our board of directors has fixed the close of business on April 15, 2008 as the record date for the determination of stockholders entitled to receive notice of and to vote at the annual meeting and any adjournment thereof. A stockholder list dated as of the record date will be available for inspection by any stockholder at our office at One Financial Plaza, 501 North Broadway, St. Louis, Missouri for ten days prior to the annual meeting.

We cordially invite you to attend the annual meeting. Even if you plan to be present at the meeting in person, you are requested to promptly vote your shares by dating, signing and returning the enclosed proxy card in the envelope provided so that your shares will be represented. The voting of your shares by returning the proxy card will not affect your right to revoke your proxy and vote in person should you later decide to attend the annual meeting.

By Order of the Board of Directors.
/s/ David M. Minnick
David M Minnick, Secretary
April 29, 2008
St. Louis, Missouri

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 4, 2008
The following materials, also included with this Notice, are available to be viewed, downloaded, and printed, at no change, by accessing the following Internet address: http://www.stifel.com

1. Proxy Statement for the Annual Meeting of Stockholders, and
2. 2007 Annual Report to Stockholders

If you have any questions about accessing these materials via the Internet, please contact the corporate secretary at (314) 342-2000 or email us at grejtak@stifel.com

This proxy statement and the accompanying proxy card are
being mailed to Stifel stockholders beginning about April 29, 2008.

ABOUT THE ANNUAL MEETING

WHO IS SOLICITING MY VOTE?

Our board of directors is soliciting your vote at the 2008 annual meeting of stockholders.

WHAT WILL I BE VOTING ON?

  Election of six directors (see page 12).
  To approve the Equity Incentive Plan for Non-Employee Directors (2008 Restatement) (see page 41).
  To approve the 2001 Incentive Stock Plan (2008 Restatement) (see page 45).
  Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2008 (see page 49).

HOW MANY VOTES DO I HAVE?

You will have one vote for every share of common stock you owned on the record date, April 15, 2008, for each of the directors to be elected and on each other proposal presented at the annual meeting. There is no cumulative voting in the election of directors.

HOW MANY VOTES CAN BE CAST BY ALL STOCKHOLDERS?

15,686,170, consisting of one vote for each of the shares of common stock that were outstanding on the record date.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

7,843,086 votes, which represents a majority of the votes that can be cast at the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

DOES ANY SINGLE STOCKHOLDER CONTROL AS MUCH AS 5 PERCENT OF ANY CLASS OF STIFEL'S COMMON STOCK?

There are 2 stockholders that beneficially own over 5% of our common stock (see page 8).

HOW DO I VOTE?

You can vote either by proxy with or without attending the annual meeting or in person at the annual meeting.

To vote by proxy, you must either:

  If your shares are registered in your name at Computershare (our transfer agent), you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope. We must receive the proxy card no later than June 3, 2008, the day before the annual meeting, for your proxy to be valid and for your vote to count.
  If you hold your stock through a securities broker or other nominee (that is, in street name), you must:
    fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope, vote by telephone (instructions are on the proxy card), or vote by Internet (instructions are on the proxy card).

Our employees who participate in our employee benefit plans may vote those shares on our Intranet or may have their proxy card mailed to them.

If you want to vote in person at the annual meeting, and you hold your stock through a securities broker or other nominee (that is, in street name), you must obtain a proxy from your broker or nominee and bring that proxy to the meeting.

Shares Held in our 401(k) Plan or in our Employee Stock Ownership Plan and Trust

On April 15, 2008, the Profit Sharing 401(k) Plan held 434,669 shares of our common stock in the name of Prudential, as trustee of the 401(k) Plan. If you are a participant in the 401(k) Plan, you may instruct Prudential how to vote shares of common stock credited to your 401(k) Plan account by indicating your instructions by voting on our Intranet or by requesting a proxy card and returning it to us by June 2, 2008. A properly executed proxy card or Intranet instructions will be voted as directed.  If no proper voting direction is received, Prudential, in its capacity as the 401(k) Plan trustee, will vote your shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan FOR the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4. Prudential will vote the shares as instructed if proper instructions are received by 11:59 p.m., Eastern Daylight Time, on June 2, 2008.

On April 15, 2008, our employee Stock Ownership Plan and Trust, the Plan, held 438,056 shares of our common stock in the name of Prudential, as trustee of the Plan. If you are a participant in the Plan, you may instruct Prudential how to vote shares of common stock credited to your Plan account by indicating your instructions by voting on our Intranet or by requesting a proxy card and returning it to us by June 2, 2008. A properly executed proxy card or Intranet instructions will be voted as directed. If no proper voting direction is received, Prudential, in its capacity as the Plan Trustee, will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan FOR the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4. Prudential will vote the shares as instructed if proper instructions are received by 11:59 p.m., Eastern Daylight Time, on June 2, 2008.

CAN I CHANGE MY VOTE?

Yes. Prior to the meeting date, just send in a new proxy card with a later date, or cast a new vote by telephone, Internet or Intranet, or send a written notice of revocation to our corporate secretary at the address on the cover of this proxy statement. If you attend the annual meeting and want to vote in person, you can request that your previously submitted proxy not be used.

WHAT IS THE VOTE REQUIRED TO ELECT DIRECTORS, APPROVE OUR EQUITY INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS (2008 RESTATEMENT), APPROVE OUR 2001 INCENTIVE STOCK PLAN (2008 RESTATEMENT) AND TO APPROVE THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?

  A plurality of votes cast at the meeting in person or by proxy is required to elect directors, therefore, the six nominees receiving the highest vote totals will be elected as directors.
  The affirmative vote of a majority of the votes cast at the meeting in person or by proxy is required to approve each of the Equity Incentive Plan for Non-Employee Directors (2008 Restatement) and the 2001 Incentive Stock Plan (2008 Restatement); provided that, in each case, the number of votes cast constitutes more than 50% of the shares entitled to vote on the proposal.
  The affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to be cast on the proposal is required to ratify Ernst & Young LLP as our independent registered public accounting firm.

WHAT IF I DON'T VOTE FOR SOME OF THE MATTERS LISTED ON MY PROXY CARD?

If you return a proxy card without indicating your vote, your shares will be voted FOR all of the nominees listed on the card and FOR the approval of the Equity Incentive Plan for Non-Employee Directors (2008 Restatement), FOR the approval of the 2001 Incentive Stock Plan (2008 Restatement) and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008.

WHAT IF I VOTE "WITHHOLD AUTHORITY" OR "ABSTAIN"?

Shares voted to "withhold authority" in the election of directors will be deemed to be present at the meeting but not voted for a nominee. A vote to "abstain" on proposals 1, 2 and 3 will not be taken into account in determining the outcome of these proposals. A vote to "abstain" on proposal 4 will be counted as a vote cast and will have the effect of a vote cast against that proposal.

CAN MY SHARES BE VOTED IF I DON'T RETURN MY PROXY CARD AND DON'T ATTEND THE ANNUAL MEETING?

Proposals 1 and 4, the election of directors and the ratification of our independent registered public accounting firm, are typically considered routine matters under the New York Stock Exchange, NYSE, rules for voting purposes. Accordingly, brokerage firms and nominees that are members of the NYSE have the authority under those rules to vote their customers' unvoted shares if you have not furnished voting instructions within a specified period of time prior to the Meeting. Broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of Proposal 1. However, with respect to Proposal 4, pursuant to our Amended and Restated By-Laws, broker non-votes represented by submitted proxies will be taken into account in determining the outcome and will have the effect of a vote cast against that proposal.

Proposals 2 and 3, the approval of the Equity Incentive Plan for Non-Employee Directors (2008 Restatement) and the approval of the 2001 Incentive Stock Plan (2008 Restatement), are not considered routine matters under the NYSE's rules and therefore, brokerage firms and nominees that are members of the NYSE will not be able to vote the shares of customers from whom they have not received voting instructions with regard to this proposal. Broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of this proposal.

COULD OTHER MATTERS BE DECIDED AT THE ANNUAL MEETING?

We don't know of any other matters that will be considered at the annual meeting. If any other matters arise at the annual meeting, the proxies will be voted at the discretion of the proxy holders.

WHAT HAPPENS IF THE MEETING IS POSTPONED OR ADJOURNED?

Your proxy will still be good and may be voted at the postponed or adjourned meeting.

HOW CAN I ACCESS STIFEL'S PROXY MATERIALS AND ANNUAL REPORT ELECTRONICALLY?

This proxy statement and the 2007 annual report are available on our Internet site at www.stifel.com. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail by contacting our corporate secretary at (314) 342-2000 or e-mail us at grejtakt@stifel.com

STIFEL FINANCIAL CORP.
One Financial Plaza
501 North Broadway
St. Louis, Missouri 63102-2102
(314) 342-2000

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS TO BE
HELD ON WEDNESDAY, JUNE 4, 2008

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Stifel Financial Corp. for use at the annual meeting of stockholders to be held on Wednesday, June 4, 2008, at 11 a.m., on the 2nd Floor, One Financial Plaza, 501 North Broadway, St. Louis, Missouri, and any adjournment thereof, for the purposes set forth in the accompanying notice of annual meeting of stockholders.

This proxy statement, the notice of annual meeting and the accompanying proxy card were first mailed to our stockholders beginning about April 29, 2008.

All proxies will be voted in accordance with the instructions contained in the proxy. If no choice is specified, proxies will be voted in favor of the election of each of the nominees for director proposed by the board of directors in Proposal I, in favor of the Equity Incentive Plan for Non-Employee Directors (2008 Restatement) in Proposal II, in favor of the 2001 Incentive Stock Plan (2008 Restatement) in Proposal III, and in favor of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008 in Proposal IV, each as recommended by the board of directors. A stockholder who executes a proxy may revoke it at any time before it is voted by delivering another proxy to us bearing a later date, by submitting written notice of such revocation to the corporate secretary or by personally appearing at the annual meeting and casting a vote in person. A majority of the outstanding shares of common stock present in person or by proxy will constitute a quorum at the annual meeting.

A plurality of the votes cast is required for the election of directors, which means that the six nominees for director receiving the highest vote totals will be elected as directors. As a result, a designation on the proxy that the stockholder is "withholding authority" to vote for any or all nominees does not have an effect on the results of the vote for the election of directors, although these shares will be considered as present for quorum purposes. Each share will have one vote for the election of each director. There is no cumulative voting in the election of directors.

The approval of the Equity Incentive Plan for Non-Employee Directors (2008 Restatement) and the approval of the 2001 Incentive Stock Plan (2008 Restatement), Proposals II and III, respectively, require the affirmative vote of a majority of the votes cast at the meeting in person or by proxy; provided that, in each case, the number of votes cast constitutes more than 50% of the shares entitled to vote on the proposal. Accordingly, abstentions and broker non-votes will not impact the outcome of this proposal.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes present at the meeting in person or by proxy and entitled to be cast on this proposal. A vote to "abstain" on the proposal will be counted as a vote cast and will have the effect of a vote cast against this proposal. Similarly, broker "non-votes" will also have the effect of a vote cast against this proposal.

A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker "non-votes" are counted for purposes of determining whether a quorum exists.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The close of business on April 15, 2008 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. On April 15, 2008, there were 15,686,170 shares of our common stock outstanding and entitled to vote.

Ownership of Directors, Nominees and Executive Officers

The following table sets forth information regarding the amount of common stock beneficially owned, as of April 15, 2008, by each of our directors, each nominee for election as a director, the executive officers named in the Summary Compensation Table and all of our directors and executive officers as a group:

Name (1)	Number of Shares Beneficially Owned (2) (3)	Percent of Outstanding Common Stock (4)	Unvested Stock Units (5)
Ronald J. Kruszewski (6)	673,769	4.2	91,236
James M. Zemlyak	338,013	2.1	26,138
Scott B. McCuaig	320,131	2.0	24,108
Thomas P. Mulroy	120,677	*	36,113
Richard J. Himelfarb	113,569	*	33,282
Joseph A. Sullivan	112,317	*	27,741
James M. Oates	83,104	*	___
Ben A. Plotkin (7)	76,688	*	30,141
Bruce A. Beda	43,392	*	___
Robert E. Lefton	39,250	*	___
Charles A. Dill	36,981	*	___
Robert J. Baer	23,737	*	___
Richard F. Ford	22,885	*	___
John P. Dubinsky	20,376	*	___
Frederick O. Hanser	16,643	*	___
Kelvin R. Westbrook	1,282	*	___
Directors and Executive Officers as a Group (18 persons)	2,119,970	12.9	285,905

(1) All of our directors and executive officers use our company address of One Financial Plaza, 501 North Broadway, St. Louis, MO 63102-2102.

(2) Except as otherwise indicated, each individual has sole voting and investment power over the shares listed beside his name. These shares were listed on regulatory filings by each of the individual directors or executive officers.

(3) Includes the following shares that such persons and group have the right to acquire currently or within 60 days following April 15, 2008 upon the exercise of stock options: Mr. Kruszewski - 170,133; Mr. Baer - 6,600; Mr. Beda - 7,399; Mr. Dill - 7,399; Mr. Dubinsky - 7,401; Mr. Ford - 7,399; Mr. Hanser - 7,401; Mr. Lefton - 7,399; Mr. McCuaig - 78,401; Mr. Oates - 200; Mr. Zemlyak - 141,334; and directors and executive officers as a group - 483,065. Also includes the following shares underlying stock units held by such persons and which are currently vested or which vest within 60 days following April 15, 2008: Mr. Kruszewski - 121,099; Mr. Baer - 10,813; Mr. Beda - 12,216; Mr. Dill - 10,813; Mr. Dubinsky - 7,909; Mr. Ford - 7,082; Mr. Hanser - 7,909; Mr. Himelfarb - 1,070; Mr. Lefton - 11,674; Mr. McCuaig - 26,939; Mr. Mulroy - 5,061; Mr. Oates - 11,782; Mr. Plotkin - 12,500; Mr. Sullivan - 936; Mr. Westbrook - 1,282; Mr. Zemlyak - 19,544; and directors and executive officers as a group - 279,450. Also includes the following shares underlying warrants held by such persons and which are currently vested or which vest within 60 days following April 15, 2008: Mr. Plotkin - 10,467; and directors and executive officers as a group - 10,467. Also includes the following shares which have been allocated to such persons under the Stifel Financial Corp. Stock Ownership Plan and Trust, and the Stifel, Nicolaus & Company, Incorporated Profit Sharing 401(k) Plan, respectively: Mr. Kruszewski - 475 and 0; Mr. Himelfarb - 29 and 1,484; Mr. McCuaig - 452 and 0; Mr. Mulroy - 29 and 0; Mr. Sullivan - 29 and 1,352; Mr. Zemlyak - 385 and 2,852; and directors and executive officers as a group - 2,065 and 5,689.

(4) Based upon 15,686,170 shares of common stock issued and outstanding as of April 15, 2008, and, for each director or officer or the group, the number of shares subject to options or stock units and underlying warrants which the director or officer or the group has the right to acquire currently or within 60 days following April 15, 2008.

(5) Includes shares underlying stock units held by such persons but which are not convertible to our common stock within the 60-day period after April 15, 2008 and, therefore, under the rules of the Securities and Exchange Commission, are not deemed to be "beneficially owned" as of April 15, 2008. The stock units generally will be transferred into common stock at the end of a three- to six-year period after the date of grant contingent upon the holder's continued employment with us.

(6) Mr. Kruszewski has pledged for a bank line of credit, as collateral, 247,902 of the shares he is deemed to beneficially own. As of April 15, 2008, there were no amounts drawn on this line of credit.

(7) Mr. Plotkin has pledged 51,657 shares as collateral for a bank line of credit. As of April 15, 2008 there were no amounts outstanding under this facility.

(*) Shares beneficially owned do not exceed 1% of the outstanding shares of our common stock.

Ownership of Certain Beneficial Owners

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as of April 15, 2008, the following persons were the only persons known to us to be beneficial owners of more than 5% of our common stock:

Name and Address	Number of Shares Beneficially Owned	Percent of Outstanding Common Stock
The Western and Southern Life Insurance Company 400 Broadway Cincinnati, Ohio 45202	1,059,882 (1)	6.7%
Rainier Investment Management, Inc. 601 Union Street, Suite 2801 Seattle, Washington 98101	795,525 (2)	5.1%

__________________________

(1) The information shown is based on a Schedule 13G/A, dated February 8, 2008, of Western and Southern Life Insurance Company, except that the number of shares beneficially owned has been adjusted to reflect 300,000 shares sold by The Western and Southern Live Insurance Company in a public offering completed on March 24, 2008. The Schedule 13G/A indicates that Western and Southern Life has the sole power to vote and dispose of these shares.

(2) The information shown is based on a Schedule 13G dated February 13, 2008 of Rainier Investment Management, Inc., an Investment Advisor registered under the Investment Advisors Act of 1940, reflecting as of December 31, 2007 sole voting power with respect to 761,450 shares and sole dispositive power with respect to 795,525 shares.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Director Independence

Under NYSE Corporate Governance guidelines, an independent director is a member of the board of directors who:

    Does not, and has not for the three years prior to the date of determination, received more than $100,000 per year in direct compensation from the company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
    Is not, and has not been for the three years prior to the date of determination, an employee of the company;
    Is not, and has not been, affiliated with or employed by the present or former auditor of the company, or one of the auditors' affiliates, unless it has been more than three years since the affiliation, employment, or the auditing relationship ended;

    Is not, and has not been for the three years prior to the date of determination, part of an interlocking directorship in which an executive officer of the company serves on the compensation committee of a company that concurrently employs the director;
    Is not, and has not been for the three years prior to the date of determination, an executive officer or an employee of another company (1) that accounts for at least 2% or $1 million, whichever is greater, of the company's consolidated gross revenues or (2) for which the company accounts for at least 2% or $1 million, whichever is greater, of such other company's consolidated gross revenues;
    The board has affirmatively determined it has no other material commercial, industrial, banking, consulting, legal, accounting, charitable, or familial relationship with the company, either individually or as a partner, stockholder, or officer of an organization or entity having such a relationship with the company, which relationship would adversely impact the director's independence in connection with the company; and
    Has, and for the three years prior to the date of determination had, no immediate family members (i.e., spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone who shares the director's home) in any of the above categories; provided, however, that in the case of employment of one of the above-described immediate family members, the family member must have served as an executive officer or partner of the subject entity to impact the director's independence.

It is a responsibility of the board to regularly assess each director's independence and to take appropriate actions in any instance in which the requisite independence has been compromised.

The board of directors has determined that Messrs. Baer, Beda, Dill, Dubinsky, Ford, Hanser, Lefton, Oates, and Westbrook qualify as independent directors. In making this determination, the board of directors considered the rules of the New York Stock Exchange and the Securities and Exchange Commission, and reviewed information provided by the directors in questionnaires concerning the relationships that we may have with each director.

Board of Directors and Committees

During 2007, our board of directors met 5 times, including both regularly scheduled and special meetings. During the year, all of the incumbent directors attended at least 75% of all meetings held by the board of directors and all committees on which they serve. It is our policy to encourage the members of our board of directors to attend the annual meeting of stockholders. At the last annual meeting, five of the then current directors were in attendance.

The standing committees of our board of directors are the Executive Committee, Audit Committee/Finance Committee, Compensation Committee and Nominating/Corporate Governance Committee. The full text of each charter, other than the charter of the Executive Committee, and our corporate governance guidelines are available in the "Corporate Governance" section of our website located at www.stifel.com, or may be obtained by any stockholder, without charge, upon request by contacting our corporate secretary at 314-342-2000. In compliance with the New York Stock Exchange Corporate Governance Standards, our board of directors holds regularly scheduled executive sessions without management, and at least annually schedules an executive session with only independent directors at which a non-management director determined by a rotating schedule presides.

Executive Committee. Messrs. Kruszewski (Chairman), Ford, Beda and Oates are the current members of the Executive Committee. Except to the extent limited by law, the Executive Committee performs the same functions and has all the authority of our board of directors between meetings of the full board. The Executive Committee met 4 times during 2007.

Audit Committee/Finance Committee. Messrs. Beda (Chairman), Baer, Dubinsky, Ford, Oates and Westbrook are the current members of the Audit Committee/Finance Committee, all of whom are independent directors as defined by the New York Stock Exchange and determined by our board of directors. The duties of the Audit Committee/Finance Committee include:

    recommending to the board of directors a public accounting firm to be placed in nomination for stockholder ratification as our independent auditors and compensating and terminating the independent auditors as deemed necessary;
    meeting periodically with our independent auditors and financial management to review the scope of the proposed audit for the then-current year, the proposed audit fees, and the audit procedures to be utilized, reviewing the audit and eliciting the judgment of the independent auditors regarding the quality of the accounting principles applied to our financial statements; and
    evaluating on an annual basis the qualification, performance and independence of the independent auditors, based on the committee's review of the independent auditors' report and the performance of the independent auditors throughout the year.

Each member of the Audit Committee/Finance Committee is financially literate, knowledgeable and qualified to review financial statements. The "audit committee financial expert" designated by our board of directors is Mr. Beda. The Audit Committee/Finance Committee met 5 times during 2007. The Audit Committee/Finance Committee operates pursuant to a written charter approved by the board of directors which is available in the "Corporate Governance" section of our website, located at www.stifel.com.

Compensation Committee. Messrs. Oates (Chairman), Lefton (Vice Chairman), Beda, Dill and Hanser are the current members of the Compensation Committee, all of whom are independent directors as defined by the New York Stock Exchange and determined by our board of directors. The Compensation Committee met 4 times during 2007. The duties of the Compensation Committee include:

    reviewing and recommending to our board of directors the salaries of all of our executive officers;
    reviewing market data to assess our competitive position for the components of our executive compensation; and
    making recommendations to our board of directors regarding the adoption, amendment and rescission of employee benefit plans.

The Compensation Committee operates pursuant to a written charter approved by the board of directors which is available in the "Corporate Governance" section of our website, located at www.stifel.com.

Compensation Committee Interlocks and Insider Participation

During 2007, the Compensation Committee was composed of Messrs. Lefton, Oates, Beda, Dill and Hanser, each of whom is an independent director under the rules of the New York Stock Exchange and as determined by our board of directors. There are no interlocks or insider participation matters to report.

Nominating/Corporate Governance Committee. Messrs. Ford (Chairman), Beda, Lefton and Oates are the current members of the Nominating/Corporate Governance Committee, all of whom are independent directors as defined by the New York Stock Exchange and determined by our board of directors. The Nominating/Corporate Governance Committee met 4 times during 2007. The duties of the Nominating/Corporate Governance Committee include:

    overseeing the search for individuals qualified to become members of our board of directors and selecting director nominees to be presented for approval at the annual meeting of our stockholders;
    considering nominees for directors recommended by our stockholders; and
    reviewing our corporate governance guidelines at least annually and recommending changes to our board of directors as necessary.

The Nominating/Corporate Governance Committee operates pursuant to a written charter approved by the board of directors which is available in the "Corporate Governance" section of our website, located at www.stifel.com.

In accordance with the committee's charter and our corporate governance guidelines, the Nominating/Corporate Governance Committee considers nominees recommended by stockholders and reviews the qualifications and contributions of the directors standing for election each year. In identifying and evaluating nominees for director, the committee considers, among other things, each candidate's strength of character, judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a need on the board of directors.

Any stockholder wishing to nominate a candidate for director at a stockholders' meeting must follow the procedures described under "Stockholder Proposals" in this proxy statement, and must furnish certain information about the proposed nominee, including name, contact information, background, experience and other pertinent information on the proposed candidate.

PROPOSAL I - ELECTION OF DIRECTORS

In accordance with our by-laws, the board of directors has fixed the number of directors at sixteen, divided into three classes, with the terms of office of each class ending in successive years. The board of directors has nominated Bruce A. Beda, Frederick O. Hanser, Ronald J. Kruszewski, Thomas P. Mulroy and Kelvin R. Westbrook for election as Class I directors to hold office until the 2011 annual meeting of stockholders or until their respective successors are elected and qualified or until their earlier death, resignation or removal. In order to more evenly distribute the board class sizes such that the board will consist of five Class I directors, five Class II directors and six Class III directors, the board of directors has nominated Robert J. Baer for election as a Class II director to hold office until the 2009 annual meeting of stockholders or until his successor is elected and qualified or until his earlier death, resignation or removal. Each of these nominees is currently serving as a director of our company. We have granted a waiver from the age 70 restriction on standing for reelection to Mr. Baer due to the desire for continuity and the specialized skill sets and business experience he contributes to the board.

Shares represented by your proxy will be voted in accordance with your direction as to the election as directors of the persons listed below as nominees. In the absence of direction, the shares represented by your proxy will be voted FOR the election of each nominee. The six nominees receiving the highest number of votes cast at the meeting will be elected as our directors for the term stated for each such class. Shares represented by your proxy cannot be voted for more than five individuals to serve as Class I directors and for more than one individual to serve as a Class II director. In the event any person listed as a nominee becomes unavailable as a candidate for election, it is intended that the shares represented by your proxy will be voted for the remaining nominees and any substitute nominee recommended by the board of directors.

Certain information with respect to each of the nominees and each of the continuing directors is set forth below, including any positions they hold with us and our principal subsidiary, Stifel, Nicolaus & Company, Incorporated.

Name	Age	Positions or Offices with us	Served as Director Continuously Since
CLASS I- NOMINEES FOR TERMS ENDING IN 2011
Bruce A. Beda	67	Director of Stifel Financial Corp.	1997
Frederick O. Hanser	66	Director of Stifel Financial Corp. and Vice Chairman of Stifel Bank and Trust	2003
Ronald J. Kruszewski	49	Chairman, President and Chief Executive Officer of Stifel Financial Corp. and Chairman and Chief Executive Officer of Stifel Nicolaus & Company, Inc.	1997
Thomas P. Mulroy	46	Senior Vice President of the Company. and Executive Vice President and Director of Equity Capital Markets of Stifel Nicolaus & Company, Inc.	2005
Kelvin R. Westbrook	52	Director of Stifel Financial Corp.	2007

CLASS II- NOMINEE FOR TERM ENDING IN 2009
Robert J. Baer	70	Director of Stifel Financial Corp.	2002
CLASS II- DIRECTORS WITH TERMS ENDING IN 2009
Charles A. Dill	68	Director of Stifel Financial Corp.	1995
Richard F. Ford	71	Director of Stifel Financial Corp.	1984
Richard J. Himelfarb	66	Senior Vice President of Stifel Financial Corp. and Executive Vice President and Director of Investment Banking of Stifel Nicolaus & Company, Inc.	2005
James M. Zemlyak	49	Senior Vice President, Chief Financial Officer and Treasurer of Stifel Financial Corp. and Executive Vice President; Co-Chief Operating Officer of Stifel Nicolaus & Company, Inc.; and Director of Stifel Bank & Trust	2004
CLASS III- DIRECTORS WITH TERMS ENDING IN 2010
John P. Dubinsky	64	Director of Stifel Financial Corp. and Chairman of Stifel Bank and Trust	2003
Robert E. Lefton	76	Director of Stifel Financial Corp.	1992
Scott B. McCuaig	59	Senior Vice President of Stifel Financial Corp. and President and Co-Chief Operating Officer of Stifel Nicolaus & Company, Inc.	2001
James M. Oates	61	Director of Stifel Financial Corp.	1996
Ben A. Plotkin	52	Vice Chairman and Senior Vice President of Stifel Financial Corp. and Executive Vice President and Director of Stifel Nicolaus & Company, Inc.	2007
Joseph A. Sullivan	50	Senior Vice President of Stifel Financial Corp. and Executive Vice President and Director of Fixed Income Capital Markets of Stifel Nicolaus & Company, Inc.	2005

The following are brief summaries of the business experience during the past five years of each of the nominees for election as a director and our other directors whose terms of office as directors will continue after the annual meeting, including, where applicable, information as to the other directorships held by each of them:

Nominees
Robert J. Baer

Robert J. Baer has been the President and Chief Executive Officer of The Bi-State Development Agency of Metro St. Louis, the owner and operator of the St. Louis Metropolitan region's public transportation system, since December 2007. Mr. Baer previously served as President and Chief Executive Officer of UniGroup, Inc., holding company of United Van Lines, LLC and Mayflower Transit, LLC, from 1987 to April 2002. Mr. Baer is currently a director of U.S. Bancorp, Kellwood Company, and Vanliner Insurance Company, Inc. Mr. Baer previously served as Chairman of the St. Louis Police Board and the St. Louis Regional Complex Sports Authority.

Bruce A. Beda	Bruce A. Beda has been Chief Executive Officer of Kilbourn Capital Management, LLC, a financial asset manager, since 2001.
Frederick O. Hanser

Frederick O. Hanser has been the Vice Chairman and a director of the St. Louis Cardinals, LLC since 1996, and is Secretary and a director of SLC Holdings, LLC, Manager and holding company for the St. Louis Cardinals, LLC. Mr. Hanser was named as a Vice Chairman of Stifel Bank & Trust in April 2007. Prior to his role with the St. Louis Cardinals organization, Mr. Hanser practiced law for 30 years. Mr. Hanser currently serves on the board for a number of St. Louis organizations including the Backstoppers, St. Luke's Hospital, St. Louis Cardinals Community Fund (Cardinals Care), the St. Louis Regional Chamber and Growth Association and the Regional Business Council.

Ronald J. Kruszewski

Ronald J. Kruszewski has been Chairman of the board of directors of the Company and Stifel, Nicolaus & Company, Inc. since April 2001 and has served as President and Chief Executive Officer of Stifel Financial Corp. and Stifel, Nicolaus & Company, Inc. since September 1997. Prior thereto, Mr. Kruszewski served as Managing Director and Chief Financial Officer of Baird Financial Corporation and Managing Director of Robert W. Baird & Co. Incorporated from 1993 to September 1997.  Mr. Kruszewski serves as Chairman of the Board of Angelica Corporation (NYSE: AGL).  Mr. Kruszewski serves on the board of trustees of Webster University and the board of directors of the St. Louis Regional Chamber and Growth Association. Mr. Kruszewski is also a member of the Saint Louis Chapter of the Young Presidents' Organization and The Regional Business Council in St. Louis.

Thomas P. Mulroy

Thomas P. Mulroy has been the Senior Vice President and Director of the Company and Executive Vice President and Director of Equity Capital Markets of Stifel Nicolaus & Company, Inc. since December 1, 2005. Mr. Mulroy has responsibility for institutional equity sales, trading, and research. Prior to joining the Company, Mr. Mulroy was elected Executive Vice President of Legg Mason, Inc. in July 2002 and of Legg Mason Wood Walker, Inc. in November 2000. Mr. Mulroy became a Senior Vice President of Legg Mason, Inc. in July 2000 and Legg Mason Wood Walker, Inc. in August 1998.

Kelvin R. Westbrook

Kelvin R. Westbrook has been the President and Chief Executive Officer of KRW Advisors, LLC, a privately held consulting and advisory services company, since October 2007. From September 2006 through October 2007, Mr. Westbrook served as the Chairman and Chief Strategic Officer of Millennium Digital Media Systems, LLC, a privately held broadband services company and the successor to and former affiliate of Millennium Digital Media, LLC, a company which Mr. Westbrook co-founded and served as President and Chief Executive Officer from May 1997 through October 2006. Mr. Westbrook is a Director of Angelica Corporation (NYSE: AGL) and Archer Daniels Midland Company.

We recommend a vote "FOR" the election of each of our nominees for director.

Continuing Directors
Charles A. Dill

Charles A. Dill has been a venture capital and private equity investor since November 1995. In addition to several direct private equity investments, Mr. Dill has been a general partner of Gateway Partners, L.P., a venture capital fund, since 1995 and of Two Rivers Associates, a private equity firm, since January 2003. From 1991 to 1995, Mr. Dill was the President, Chief Executive Officer, and a director of Bridge Information Systems, Inc., a company providing online information and trading services. Mr. Dill is a director of Zoltek Companies, Inc. (Nasdaq: ZOLT) and TransAct Technologies Incorporated (Nasdaq: TACT). Mr. Dill is also a director of each of the John Allan Love Foundation and Webster University Business School.

Richard F. Ford	Richard F. Ford has been the General Partner of Gateway Associates L.P., a venture capital management firm he formed, since 1984. Mr. Ford is also a director of Barry-Wehmiller Company.
Richard J. Himelfarb

Richard J. Himelfarb has been a Senior Vice President and Director of the Company and Executive Vice President and Director of Investment Banking of Stifel Nicolaus & Company, Inc. since December 1, 2005. He is responsible for supervising our corporate finance investment banking activities. Prior to joining the Company, Mr. Himelfarb served as a director of Legg Mason, Inc. from November 1983. Mr. Himelfarb was elected Executive Vice President of Legg Mason and Legg Mason Wood Walker, Inc. in July 1995, having previously served as Senior Vice President from November 1983.

James M. Zemlyak

James M. Zemlyak has been the Senior Vice President, Chief Financial Officer and Treasurer of the Company since February 1999 and a director of the Company since 2004. Mr. Zemlyak has been Executive Vice President of Stifel Nicolaus & Company, Inc. since December 1, 2005, Co-Chief Operating Officer of Stifel Nicolaus & Company, Inc. since August 2002 and a member of its board of directors since February 1999. Mr. Zemlyak was appointed as a director of Stifel Bank & Trust in April 2007. Mr. Zemlyak served as the Chief Financial Officer of Stifel Nicolaus & Company, Inc. from February 1999 through 2006. Previously, Mr. Zemlyak was Senior Vice President of Stifel Nicolaus & Company, Inc. from February 1999 until December 1, 2005. Prior to joining the Company in February 1999, Mr. Zemlyak served as Managing Director and Chief Financial Officer of Baird Financial Corporation from 1997 to 1999 and Senior Vice President and Chief Financial Officer of Robert W. Baird & Co., Incorporated from 1994 to 1999.

John P. Dubinsky

John P. Dubinsky has been the President and Chief Executive Officer of Westmoreland Associates, LLC, a financial consulting company, since 1999; President and Chief Executive Officer of CORTEX (Center of Research, Technology and Entrepreneurial Expertise) since 2003; President Emeritus of Firstar Bank from 1999 until 2001; and Chairman, President and Chief Executive Officer of Mercantile Bank from 1997 until its merger with U.S. Bank National Association (formerly, Firstar Bank, N.A.) in 1999. Previously Mr. Dubsinsky was the President and Chief Executive Officer of Mark Twain Bancshares, Inc.; Vice-Chairman: BJC HealthCare; and Trustee: Barnes-Jewish Hospital. Mr. Dubinsky was named Chairman of the board of Stifel Bank & Trust in April 2007. Mr. Dubinsky is currently on the board of directors of Insituform Technologies, Inc. (NASDAQ: INSU) and Accentia Biopharmaceuticals, Inc. (NASDAQ: ABPI).

Robert E. Lefton, Ph.D.

Robert E. Lefton, Ph.D. has been President and Chief Executive Officer of Psychological Associates, Inc., an international training and consulting firm, since 1958. Mr. Lefton serves on the boards of directors of Spartan Light Metals, Inc. and Schnucks Markets Inc.

Scott B. McCuaig

Scott B. McCuaig has been Senior Vice President of the Company and a director of Stifel Nicolaus & Company, Inc. since January 1998 and President and Co-Chief Operating Officer of Stifel Nicolaus & Company, Inc. since August 2002. Previously, Mr. McCuaig served as Managing Director, head of marketing and regional sales manager of Robert W. Baird & Co. Incorporated from June 1988 to January 1998. Mr. McCuaig serves as the Chairman of the board of trustees of Whitfield School, St. Louis, Missouri.

James M. Oates

James M. Oates has been Managing Director of The Wydown Group, a financial consulting firm, since 1994. Mr. Oates has served as the Chairman of Hudson Castle Group, Inc. (formerly IBEX Capital Markets, Inc.), a financial services company, since 1997. Mr. Oates also serves as a director of Phoenix Mutual Funds, Connecticut River Bancorp and Connecticut River Bank, and New Hampshire Trust Company. Beginning in 2005, Mr. Oates has also served as the Chairman of the board of the John Hancock Trust and the John Hancock Funds II as well as Chairman of the board of Emerson Investment Management, Inc., since 2000. Mr. Oates is a member of the investment committee of the Endowment for Health and he serves on the board of Middlesex School, Concord, Massachusetts.

Ben A. Plotkin

Ben A. Plotkin has been Vice Chairman and a director of the Company since August 2007 and an Executive Vice President of Stifel Nicolaus & Company, Inc. since February 28, 2007. Mr. Plotkin has responsibility for developing our corporate strategy and advising our investment clients. Mr. Plotkin served as Chairman and Chief Executive Officer of Ryan Beck & Company, Inc. from 1997 until its acquisition by the Company in February 2007. Mr. Plotkin was elected Executive Vice President of Ryan Beck in 1990 after serving as its Senior Vice President in 1989 and before that, its First Vice President in 1987. Mr. Plotkin joined Ryan Beck in May of 1987 as a Director and Vice President in the Investment Banking Division.

Joseph A. Sullivan

Joseph A. Sullivan has been Senior Vice President and Director of the Company and Executive Vice President and Director of Fixed Income Capital Markets of Stifel Nicolaus & Company, Inc. since December 1, 2005. Mr. Sullivan has responsibility for municipal and taxable fixed income banking, research, and institutional sales and trading. Prior to joining the Company, Mr. Sullivan was elected Executive Vice President of Legg Mason, Inc. in July 2003 and of Legg Mason Wood Walker, Inc. in August 2003. Mr. Sullivan had been Senior Vice President of Legg Mason, Inc. from July 2000 and of Legg Mason Wood Walker, Inc. from August 1994. Mr. Sullivan serves as a board member of Associated Catholic Charities of Maryland, St. Ignatius Loyola Academy, and Loyola Blakefield High School.

Compensation of Directors in Last Fiscal Year

The following table sets forth information concerning compensation earned by our non-employee directors in fiscal year 2007. Information about the compensation for 2007 earned or paid to Messrs. Kruszewski, Zemlyak, Himelfarb, McCuaig, Mulroy, and Plotkin is disclosed in the Summary Compensation Table because they are named executive officers for purposes of this proxy statement. Directors who also serve as our employees do not receive additional compensation for their service as directors although we do reimburse them for their expenses for attendance at board meetings.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Unit Awards ($) (2)	Option Awards ($) (3)	Total ($)
Robert J. Baer	-	70,000	7,882	77,822
Bruce A. Beda	-	80,000	5,933	85,933
Charles A. Dill	-	70,000	5,933	75,933
John P. Dubinsky	16,667	70,000	8,983	95,650
Richard F. Ford	-	73,333	5,933	79,266
Frederick O. Hanser	12,900	70,000	8,983	91,883
Robert E. Lefton	-	71,667	5,933	77,600
James M. Oates	-	75,000	5,933	80,933
Kelvin R. Westbrook (4)	-	29,167	-	29,167

(1) Stated amounts reflect cash compensation paid to Messrs. Dubinsky and Hanser for 2007 service as the Chairman and the Vice Chairman, respectively, of the board of directors of Stifel Bank & Trust.

(2) In lieu of cash compensation, each non-employee director is annually issued a number of stock units which is determined by dividing $70,000 by the fair market value of our common stock on the date of approval. The units vest on a quarterly basis over a one year period. Amount stated reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R) and includes amounts from awards granted in and prior to 2007. As of December 31, 2007, each director had the following number of stock unit awards outstanding: Mr. Baer, 12,338; Mr. Beda, 14,910; Mr. Dill, 13,383; Mr. Dubinsky, 7,909; Mr. Ford, 7,082; Mr. Hanser, 7,909; Mr. Lefton, 12,099; Mr. Oates, 14,519, and Mr. Westbrook, 1,282.

(3) Amounts stated reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R) and includes amounts from awards granted in and prior to 2007. As of December 31, 2007, each director had the following number of options outstanding: Mr. Baer, 7,866; Mr. Beda, 8,665; Mr. Dill, 8,665; Mr. Dubinsky, 10,000; Mr. Ford, 8,665; Mr. Hanser, 10,000; Mr. Lefton, 8,665; Mr. Oates, 2,198 and Mr. Westbrook, 0.

(4) Mr. Westbrook was appointed to our board of directors in August 2007. In connection with his appointment, he received a pro-rata award for 2007 services which resulted in an award of 1,282 stock units.

In 2006, the Company discontinued its practice of granting option awards as compensation for board of director service.

Additional Information About Director Compensation

Non-employee directors are paid an annual stock retainer determined by dividing $70,000 by the fair market value of the common stock on the date of approval for attending board of director and committee meetings and are reimbursed for expenses incurred in attending these meetings. Additionally, the chair of each of the Audit Committee/Finance Committee (Mr. Beda), Compensation Committee (Mr. Oates) and Nominating/Corporate Governance Committee (Mr. Ford) receives $10,000, $5,000 and $5,000, respectively, for services in such capacity. Non-employee directors are required to defer all director fees into stock units pursuant to the Equity Incentive Plan for Non-Employee Directors. For 2007, the stock unit awards to the non-employee directors, excluding Mr. Westbrook, were granted on May 14, 2007, and amounted to the following stock units: Mr. Baer, 1,489 unit awards; Mr. Beda, 1,702 unit awards; Mr. Dill, 1,489 unit awards; Mr. Dubinsky, 1,489 unit awards; Mr. Ford, 1,596 unit awards; Mr. Hanser, 1,489 unit awards; Mr. Lefton, 1,489 unit awards; and Mr. Oates, 1,596 unit awards. These stock units are generally granted annually in May, but vest on a quarterly basis over a one year period. Mr. Westbrook received his grant of 1,282 unit awards in connection with his appointment to our board of directors on August 7, 2007.

Additionally, non-employee directors who also serve on the board of directors of Stifel Bank & Trust receive cash compensation as is approved by the Stifel Bank & Trust board of directors.

Directors who are also our employees do not receive any compensation for their service as directors, but we pay their expenses for attendance at meetings of the board of directors.

CORPORATE GOVERNANCE AND CODE OF ETHICS

In accordance with the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002, we have adopted Corporate Governance Guidelines as well as charters for the Nominating/Corporate Governance Committee, the Compensation Committee and the Audit Committee/Finance Committee. These guidelines and charters are available for review on our website at www.stifel.com. We have also adopted a Code of Ethics for Directors, Officers and Associates. The code of ethics is posted in the "Corporate Governance" section of our website, located at www.stifel.com, or may be obtained by any stockholder, without charge, upon request by contacting our corporate secretary at 314-342-2000.

We have established procedures for stockholders or other interested parties to communicate directly with our board of directors, including the presiding director at the executive sessions of the non-management directors or the non-management directors as a group. Such parties can contact our board of directors by mail at: Stifel Financial Corp., Attention: Ronald J. Kruszewski, Chairman of the Board, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. All communications made by this means will be received by the Chairman of the Board and relayed promptly to the board of directors or the individual directors, as appropriate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Sarbanes-Oxley Act of 2002 generally prohibits loans by an issuer and its subsidiaries to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features.

From time to time, our banking subsidiary, Stifel Bank & Trust, makes loans and extensions of credit to its executive officers and directors. Outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the company and its subsidiaries, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2007, all such loans were performing to their original terms.

Certain of our officers, directors and nominees for director maintain margin accounts with Stifel Nicolaus & Company, Inc. pursuant to which Stifel Nicolaus & Company, Inc. may make loans for the purchase of securities. All margin loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features.

Richard F. Ford, one of our directors, is a general partner of the management companies that act as the general partner of Gateway Venture Partners III, L.P. and Gateway Partners, L.P. Additionally, Charles A. Dill, one of our directors, is a general partner of Gateway Partners, L.P. We, and Stifel Venture Corp., our subsidiary, own an interest in Gateway Venture Associates, L.P. and Gateway Associates III, L.P., the management companies that are the general partners of Gateway Partners, L.P. and Gateway Venture Partners III, L.P., respectively. We are also a limited partner of Gateway Partners, L.P. At December 31, 2007, our carrying value of these investments was $0.00.

The company currently approves or disapproves of related party transactions on a case-by-case basis. As such, no formal policies or procedures have been adopted for the approval of related party transactions.

We maintain various policies and procedures relating to the review, approval or ratification of transactions in which our company is a participant and in which any of our directors and executive officers, or their family members have a direct or indirect material interest. Our company Code of Ethics, which is available on our website at www.stifel.com, prohibits our directors and employees, including our executive officers, and in some cases, their family members, from engaging in specified activities without prior written consent. These activities typically relate to situations where a director, executive officer or other employee, and in some cases, an immediate family member, may have significant financial or business interests in another company competing with or doing business with our company, or who stands to benefit in some way from such a relationship or activity.

Each year, we require our directors and executive officers to complete a questionnaire which identifies, among other things, any transactions or potential transactions with the company in which a director or an executive officer or one of their family members or associated entities has an interest. We also require that directors and executive officers notify our legal department of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible.

We believe that the foregoing policies and procedures collectively ensure that all related person transactions requiring disclosure under applicable Securities and Exchange Commission rules are appropriately reviewed.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

Throughout this proxy statement, the individuals who served as our chief executive officer and our chief financial officer during the year ended December 31, 2007, and the other individuals included in the summary compensation table, are referred to as the "named executive officers." These individuals are:

  Ronald J. Kruszewski, who served as our Chairman, President and Chief Executive Officer;

  James M. Zemlyak, who served as our Senior Vice President, Chief Financial Officer and Treasurer and Co-Chief Operating Officer of our subsidiary, Stifel Nicolaus & Company, Inc.;
  Richard J. Himelfarb, who served as our Senior Vice President and as Executive Vice President and Director of Investment Banking for our subsidiary, Stifel Nicolaus & Company, Inc.;
  Scott B. McCuaig, who served as our Senior Vice President and President and Co-Chief Operating Officer of our subsidiary, Stifel Nicolaus & Company, Inc.;
  Thomas P. Mulroy, who served as our Senior Vice President and Executive Vice President and Director of Equity Capital Markets of our subsidiary, Stifel Nicolaus & Company, Inc.; and
  Ben A. Plotkin, who served as our Vice Chairman and Senior Vice President and as an Executive Vice President of our subsidiary, Stifel Nicolaus & Company, Inc.

Compensation Philosophy and Objectives

Our executive compensation program is designed to reward superior corporate performance annually and over the long term, as measured by increasing shareholder value. Total compensation must also be internally equitable and externally competitive. We continually review our executive compensation program to ensure that it reflects good governance practices as well as the best interests of our stockholders, while meeting the following core objectives:

  Pay for Performance. A substantial portion of the total compensation for each of the named executive officers is variable from year-to-year and is based upon our company's performance and the performance of the individual named executive officer during that year. Illustrative of this fact, is that the named executive officers' base salaries are low relative to peer executives in competitive companies and are not increased from year-to-year. The amount of compensation paid to each named executive officer is based in part upon the financial performance of our company for the year and in part upon the named executive officer's performance during the year as analyzed and recommended by the chief executive officer (in the case of all of the named executive officers except Mr. Kruszewski) to the Compensation Committee. In the case of Mr. Kruszewski, the analysis of his individual performance for the year is done entirely by the members of the Compensation Committee.

  Stock Ownership. We have designed our compensation program to assure that our executive officers establish and maintain a significant amount of stock ownership in the company over time. We believe that stock ownership by the executive officers directly aligns the interests of our managers with those of our stockholders and incentivizes our executive officers to focus on the creation of shareholder value. We, therefore, mandate that 15% of the named executive officers' annual incentive compensation is paid in the form of equity awards in the Stifel, Nicolaus & Company, Incorporated Wealth Accumulation Plan which vest over three years and encourage the named executive officers to elect to take greater amounts of their compensation in equity awards through company matching programs. The company grants a 25% match to the mandatory and voluntary bonus paid in equity which vests on the third anniversary of the award.
  Recruiting and Retention. Due to the competitive nature of the securities industry related to executive talent, we are committed to provide total compensation opportunities that are competitive with the compensation opportunities of other companies in our business. Our compensation package must be sufficiently aligned with industry practices that we can continue to attract and retain executives who can effectively guide our company in the future. With this in mind, the Compensation Committee uses comparisons of the compensation practices of competitive companies as a check at the end of the annual compensation process to determine if our compensation practices are yielding relatively comparable pay for comparable performance.
  Tax Deductibility and Compliance. Our executive compensation program is designed to maximize the tax deductibility of compensation paid to our named executive officers and to avoid the payment of punitive excise taxes by our executive officers. Thus, annual incentive compensation programs are operated in compliance with Section 162(m) of the Internal Revenue Code, and deferred compensation is structured so as to comply with the deferred compensation rules under Section 409A of the Internal Revenue Code.

Setting Compensation

Our Compensation Committee has the responsibility for approving the compensation paid to our named executive officers and ensuring that our compensation program is consistent with our compensation philosophy and is meeting our goals and objectives. Throughout this Compensation Discussion and Analysis, we refer to the Compensation Committee as the "Committee." Early each year, the Committee approves the amount of incentive compensation to be paid to our named executive officers for company and individual performance during the prior year. Subject to the limits set forth in Section 162(m) of the Internal Revenue Code, the Committee has full discretion as to the level of annual incentive compensation it pays to each of the named executive officers.

Involvement of Executive Officers

The analysis of the Committee with respect to the compensation of the named executive officers, other than Mr. Kruszewski, begins with the recommendation of the chief executive officer and is supported by internal and external compensation data that is supplied by the chief executive officer and compiled by our accounting department. The information provided to the Committee may include financial information with respect to our company and its business segments as well as a summary of the chief executive officer's evaluation of the individual performance of each of the other named executive officer for the most recently completed year. The chief executive officer may also include within these individual evaluations qualitative factors such as leadership.

The chief executive officer may also provide information gathered from external surveys and other sources with respect to the compensation amounts and packages for companies that are considered competitors of our company for executive talent. These are typically used as a check to determine if the amount of annual compensation that is set under the process outlined above has yielded an appropriate amount of overall compensation for the executive officer as compared with the general market.

The Committee itself does its own evaluation of the performance of the chief executive officer for the year in setting the chief executive officer's annual incentive compensation and long-term compensation. The Committee typically includes in its analysis of the chief executive officer's annual bonus a compensation peer group survey.

Compensation Survey

We annually identify for the Committee a group of companies that we consider to be peer companies. Typically, these companies are other investment banking and financial services firms of similar size and scope of services offered. We gather this information primarily from external market surveys on compensation that are available in the market as well as publicly available data on the specific competitive companies that are available from that companies public filings, such as proxy statements. Again, except in the case of the chief executive officer's compensation, this compensation information is used as a final review of the appropriateness of the compensation levels set by our Committee's analysis of the financial and qualitative data presented for each of these officers.

For 2007, the following companies were included in the compensation survey:

  B.C. Ziegler & Co.
  H&R Block
  Hilliard Lyons
  Janney Montgomery Scott Inc.
  Morgan Keegan & Company, Inc.
  Raymond, James & Associates
  RBC Dain Rauscher
  Robert W. Baird & Co. Inc.
  Scott & Stringfellow Investment Corp.
  Wells Fargo Bank
  William Blair & Company

Compensation Consultants

While we use publicly available external market surveys with respect to compensation data that we believe to be relevant to the Committee's analysis, we have not engaged an independent outside compensation consultant for 2007 and have not engaged such a consultant to date in 2008.

Compensation Program and Payments

The key components of our executive compensation program are base salary, annual incentive compensation, long-term incentive compensation, merger-related compensation, and perquisites. Executive officers are also entitled to participate in health and welfare plans and retirement savings plans generally available to all of our employees.

Base Salary

We pay relatively low levels of base salary compared to the market due to our variable pay-for-performance philosophy. Mr. Kruszewski is paid a $200,000 annual base salary and his salary has not been increased since he joined our company in 1997. Likewise, Messrs Zemlyak and McCuaig continue to receive annual base salaries of $175,000 each, also without increase since they joined our company in 1999 and 1998, respectively. Messrs. Himelfarb and Mulroy each receive an annual base salary of $250,000, which was the base salary amount that each was earning at Legg Mason Capital Markets Group at the time of its acquisition by our company in December 2005. For 2007, Mr. Plotkin received an annual base salary of $500,000 which was the base salary amount that he was earning at Ryan Beck Holdings, Inc. at the time of its acquisition by our company in February 2007. Beginning in 2008, Mr. Plotkin's annual base salary was adjusted to $250,000 consistent with our variable pay-for-performance philosophy.

On reflection of our performance-based compensation structure, the base salary for each of the named executive officers accounts for a relatively small portion of the executive's total compensation. In 2007, base salaries paid to our named executive officers represented a range from approximately 6% of total compensation paid to the executive to approximately 15% of the executive's total compensation.

Annual Incentive Compensation

The Committee has established an annual incentive compensation program for the named executive officers that provides a significant portion of the total compensation paid to each of the named executive officers. The objective of the annual incentive compensation portion of the executive compensation program is to provide cash and equity compensation that is variable based upon the achievement of financial goals for our company and the business units in which the executive officer serves and a qualitative evaluation of the individual executive officer's performance for the year.

Compensation Determinations and Relevant Factors. For purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code, the Committee establishes at the beginning of each year a total bonus pool and an individual bonus limitation for any one executive officer. For 2007, these Section 162(m) limitations were primarily based upon a combination of total revenues of our company and pre-tax, pre-bonus income. After that, the Committee utilizes the negative discretion allowable under Section 162(m) to evaluate a variety of subjective factors in evaluating each executive officer's performance, and resulting incentive compensation award, for the year. In the case of all named executive officers other than Mr. Kruszewski, the performance evaluation of each executive officer by the chief executive officer, and the chief executive officer's recommendation as to the annual incentive compensation payment level for each executive officer, is factored into the decision of the Committee as to the annual incentive compensation amount to be paid. The Committee, however, has full discretion as to the annual incentive compensation actually paid to each of the named executive officers. With respect to the chief executive officer, the Committee completes its own evaluation of the chief executive officer's performance for the year and sets the annual incentive compensation amount to be paid to the chief executive officer without outside recommendation.

The Committee determines annual incentive compensation for each of the named executive officers primarily on the basis of company performance, with other factors given no particular weighting. Some of the factors considered are as follows:

  Review of our overall corporate financial results for the last completed year;
  Review of strategic decisions, including acquisitions, which may impact overall shareholder value, both over short and long-term horizons;
  Stock price performance over the course of the year and prior 5 years;
  Review of the financial results of the business unit, if any, at which the named executive officer primarily works;
  Review of the named executive officer's historical compensation;
  Review of the named executive officer's stock ownership levels against our stock ownership guidelines discussed below;
  Summary sheets for current compensation;
  The recommendations of our chief executive officer; and
  Review of the annual incentive compensation determined from the above analysis against market data regarding executive compensation at companies regarded as competitive to us for executive talent.

In particular, in setting annual incentive compensation for the named executive officers for 2007, the Committee also considered the following factors:

  The increase in the company's net revenues to 69% or $763 million, marking our 12th consecutive year of record net revenue.
  The increase in the company's core net income to $67 million, also up 69% from the record established in 2006.
  The company's capitalization with shareholder equity of $425 million, or $27.54 per share, at the end of 2007.
  The company's core return on equity which totaled 18%.
  A 2007 increase in our stock price of 34% as compared to the S&P 500 increase of 3.5%. Over five years, our stock price has achieved a compound annual growth rate of 44.5% as compared to 12.8% for the S&P 500.
  A 420% increase in our net revenue since 2001.
  Our Private Client Group posted record net revenue of $436 million, up 88% from a record 2006. These record results were driven in large part by our successful acquisition and integration of Ryan Beck & Co.
  Equity Capital Markets posted record net revenue of $238 million, an increase of 59% from the record established in 2006.
  Fixed Income Capital Markets posted record net revenue of $65 million, up 21% from the record posted in 2006.
  We completed the acquisition of St. Louis-based First Service Bank, which we renamed Stifel Bank & Trust. Our bank has grown to approximately $290 million in assets with more than 70 experienced banking professionals.
  For Mr. Plotkin, the successful integration of Ryan Beck Holdings, Inc. and his investment banking transaction contributions.

Based on the foregoing, the annual incentive compensation for 2007 payable in cash, mandatory stock units, elective stock units and matched stock units for each of the named executive officers is set forth in the table below:

	Annual Incentive Compensation
Name	Cash Bonus ($)	Mandatory Stock Units ($)	Elective Stock Units ($)	Annual Incentive Compensation ($)	Company Match Stock Units ($)	Total Incentive Compensation($)
Ronald J. Kruszewski	2,100,000	420,000	280,000	2,800,000	175,000	2,975,000
James M. Zemlyak	927,500	198,750	198,750	1,325,000	99,375	1,424,375
Richard J. Himelfarb	1,317,500	232,500	-	1,550,000	58,125	1,608,125
Scott B. McCuaig	1,126,250	198,750	-	1,325,000	49,688	1,374,688
Thomas P. Mulroy	1,275,000	255,000	170,000	1,700,000	106,250	1,806,250
Ben A. Plotkin	2,125,000	375,000	-	2,500,000	93,750	2,593,750

Form of Payment. In order to increase share ownership and to encourage retention among our named executive officers, 15% of the named executive officer's annual incentive compensation amount for 2007 has been paid, on a mandatory basis, in stock units valued at the fair market value of our common stock on the date of payment of each year, typically in February. The stock units are issued under our 2001 Incentive Stock Plan which was originally approved by our stockholders in 2001 and, with respect to Mr. Plotkin, under our 2007 Incentive Stock Plan which was approved by our stockholders in 2007 in connection with our acquisition of Ryan Beck Holdings, Inc. including issuances of retention equity awards to Ryan Beck employees. The stock units vest ratably over a three-year period after payment. In addition, the named executive officer can elect to defer a portion of his cash bonus into stock units as well. The stock units that are electively deferred are immediately vested. The company will match 25% of the value of the mandatory and elective deferrals of each of the named executive officers by crediting the executive with additional stock units that vest on the third anniversary of payment.

2008 Annual Bonus. The Committee has again established the performance criteria for purposes of establishing a maximum bonus pool and maximum individual incentive compensation payable to a single individual for purposes of Section 162(m) of the Internal Revenue Code. The performance criteria used to establish the maximum levels of total and individual annual incentive compensation is again based upon total revenues and pre-tax, pre-bonus income of our company. The Committee intends to again use the negative discretion allowable under Section 162(m) to establish annual incentive compensation amounts for each of the named executive officers in accordance with substantially the same process described above.

Long-Term Incentive Awards

Long-term incentives are intended to provide compensation opportunities for the named executive officers based upon the creation of shareholder value and an increase in our stock price. Long-term incentive awards meet the requirements of Section 162(m) of the Internal Revenue Code, but the Committee uses negative discretion to subjectively set long-term incentive awards. These stock units will vest ratably over a five-year period after the date of the award. The units will also vest in the event of a change-in-control of our company, or the retirement, death or disability of the executive officer.

The stock unit awards made in 2007 follow:

Name	Dollar Value of Award(1)
Ronald J. Kruszewski	$500,000
James M. Zemlyak	$100,000
Richard J. Himelfarb	$100,000
Scott B. McCuaig	$100,000
Thomas P. Mulroy	$150,000
Ben A. Plotkin	$100,000

(1) These awards vest ratably over a five year period. During 2007, we recognized no expense under FAS 123(R) in connection with these awards.

Merger-Related Awards

As a means of assuring commitment and long-term retention of the former Legg Mason Capital Markets Group executives who became executive officers of our company, Messrs. Himelfarb and Mulroy, entered into letter agreements with us in September 2005. Pursuant to these letter agreements, Messrs. Himelfarb and Mulroy each were required to purchase $2,000,000 of our common stock at $25 per share which was the approximate market price of our common stock at the time. In connection with their agreement to purchase our common stock and enter into non-compete and non-solicitation agreements, we agreed to provide a 50% match to their common stock purchase in the form of our stock units and award $500,000 in additional stock units. As of the letter agreement date, these merger-related awards totaled $1.5 million and vest annually over a three-year period. As a result of the increase in stock price from the letter agreement date to the award date, we were required to (i) charge compensation expense in 2006 to all the participants reporting the difference between the agreed upon purchase price of $25 per share and the value determined at the date of the purchase, which resulted in 2006 compensation of $1,066,176 for each of Messrs. Himelfarb and Mulroy, and (ii) expense the value of the match shares and the unit grant share at the price on the award date over a three-year period in accordance with SFAS No. 123(R), which was $2,255,400 or $751,800 per year for three-years. As a result, the merger-related compensation we charged to expense over 3 years increased from $1.5 million to approximately $3.3 million. The table below illustrates the merger related compensation for Messrs. Himelfarb and Mulroy over the applicable three years.

Description	Shares /Units	Initial Value (2)	Grant Date Value (3)	2006 (4)	2007 (4)	2008 (4)	Total (4)
Stock Purchase (1)	80,000	$ -	$ 1,066,176	$1,066,176			$1,066,176

50% Unit Match	40,000	$ 1,000,000	$ 1,503,600	501,200	501,200	501,200	1,503,600
Unit Grant	20,000	$ 500,000	$ 751,800	250,600	250,600	250,600	751,800
TOTAL		$ 1,500,000	$ 3,321,576	$1,817,976	$751,800	$751,800	$3,321,576
  Messrs. Himelfarb and Mulroy purchased 80,000 shares of our common stock for $2,000,000.
  The initial value represents the compensation expense that would have been recorded at market price of $25.00 per share, which was the approximate market value when the letter agreements were offered.
  The grant date value is based on the market value of the stock when the stock was purchased and the units were awarded to the named executive officers.
  The compensation for the stock purchase was recognized in January 2006 and the compensation related to the units is amortized over the three-years vesting period. The FAS 123(R) expense recognized in 2006 and 2007 is presented in the Summary Compensation Table contained in the Executive Compensation in the Last Fiscal Year. The stock purchase compensation realized by Messrs. Himelfarb and Mulroy is under the caption "All Other Compensation" and the amortization of the stock unit grants is contained under the caption "Stock Awards."

In June 2007, in connection with the acquisition by the Company of Ryan Beck Holdings, Inc., Mr. Plotkin received a retention award pursuant to a retention award plan effective January 8, 2007 as follows: (i) 11,542 company stock units valued at $550,000 vesting ratably over a three year period after payment, (ii) 5,246 company stock units valued at $250,000 representing the company's match of purchases made by Mr. Plotkin of our common stock also vesting ratably over a three year period, and (iii) 793 stock units as a company matching contribution valued at $37,788 in connection with the transfer by Mr. Plotkin of his Ryan Beck deferred compensation balance. Each stock unit represents the right to receive one share of our common stock.

No individual retention agreements were entered into in connection with the company's acquisition of First Service Bank in April 2007.

Perquisites and Other Personal Benefits

We provide executives with perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain the best talent for key executive positions. The Committee periodically reviews the dollar amount of perquisites provided and may make adjustments as it deems necessary. Perquisites currently provided generally include: an annual cash stipend for non-accountable expenses, dues for membership in private clubs, and personal and family travel.

Retirement Plans

We sponsor a profit sharing 401(k) plan in which all eligible employees, including the named executive officers may participate. We match up to 50% of the first $2,000 of each employee's contribution to the 401(k) plan. In addition, employees, including the named executive officers, also participate in our employee stock ownership plan and trust. Employee stock ownership contributions for a particular year are based upon each individual's calendar year earnings up to a maximum prescribed by the Internal Revenue Code.

Health and Welfare Plans

Full-time employees, including the named executive officers, participate in the same broad-based, market competitive health and welfare plans (including medical, prescription drug, dental, vision, life and disability insurance). These benefits are available to the named executive officers on the same basis as they are made available to all other full-time employees.

Employee Ownership Guidelines

Since 1997, a major goal of ours has been to increase the ownership of our common stock by all associates, including the named executive officers. The primary vehicle utilized to achieve this goal has been the requirement for a portion of the annual incentive compensation to be paid in stock units. This mandatory deferral can be up to 15% of each associate's annual incentive compensation. In addition, each associate can electively defer an additional 15% of their annual incentive compensation. This mandatory deferral and any elective deferral into stock units are matched at the rate of 25% of the stock units so deferred.

Unlike most stock ownership rules, we do not require the employees to purchase shares to meet ownership guidelines. Instead, our guidelines restrict future sale of shares if the result is that the executive's ownership is below the required levels. The level of a named executive officer's stock ownership as compared with the required guidelines will also be a factor that will be considered by the Committee in making compensation determinations.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer and the other most highly compensated executive officers of a public company will generally be non-deductible for federal income tax purposes, subject to certain exceptions. The Committee intends to structure compensation arrangements in a manner that will avoid the deduction limitations imposed by Section 162(m) in appropriate circumstances. However, the Committee believes that it is important and necessary that the Committee retain the right and flexibility to provide and revise compensation arrangements, such as base salary and cash bonus incentive opportunities, that may not qualify under Section 162(m) if, in the Committee's view, such arrangements are in our best interests and the best interests of our stockholders.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The responsibilities of the Compensation and Benefits Committee are provided in its Charter, which has been approved by our Board of Directors. In fulfilling its oversight responsibilities with respect to the Compensation Disclosure and Analysis included in this Report the Compensation and Benefits Committee, among other things, has:

    reviewed and discussed the Compensation Disclosure and Analysis with management; and
    following such review, the Compensation and Benefits Committee recommended the inclusion of such Compensation Disclosure and Analysis in this proxy statement.

2007 Compensation Committee
Richard F. Ford , Chairman
James M. Oates, Vice-Chairman
Bruce A. Beda, Charles A. Dill
Frederick O. Hanser
* * *

EXECUTIVE COMPENSATION IN THE LAST FISCAL YEAR

Summary Compensation Table. The following table presents summary information concerning compensation earned in the 2006 and 2007 fiscal years by our chief executive officer, our chief financial officer, and each of our four most highly compensated other executive officers for services rendered to us and our subsidiaries.

Name and Principal Position		Salary ($)	Bonus ($)(1)	Stock Awards($) (2)	Option Awards ($)(3)	All Other Compensation ($) (4)	Total ($)
Ronald J. Kruszewski Chairman, President and Chief Executive Officer of Stifel Financial Corp. and Chief Executive Officer of Stifel Nicolaus & Company, Inc.	2007 2006	200,000 200,000	2,100,000 1,955,000	1,082,656 1,014,406	23,147 46,232	31,004 35,443	3,436,807 3,251,081
James M. Zemlyak Senior Vice President, Chief Financial Officer and Treasurer of Stifel Financial Corp. and Executive Vice President, and Co-Chief Operating Officer of Stifel Nicolaus & Company, Inc	2007 2006	175,000 175,000	927,500 770,000	501,717 440,066	15,156 26,407	8,263 6,187	1,627,636 1,417,660
Richard J. Himelfarb Senior Vice President of Stifel Financial Corp. and Executive Vice President, Director of Investment Banking of Stifel Nicolaus & Company, Inc.	2007 2006	250,000 250,000	1,317,500 1,105,000	902,239 763,233	- -	12,493 1,079,231	2,482,232 3,197,464
Scott B. McCuaig Senior Vice President of Stifel Financial Corp. and President and Co-Chief Operating Officer of Stifel Nicolaus & Company, Inc.	2007 2006	175,000 175,000	1,126,250 935,000	285,059 270,275	15,156 26,407	19,433 21,095	1,620,898 1,427,777
Thomas P. Mulroy Senior Vice President of Stifel Financial Corp. and Executive Vice President, Director of Equity Capital Markets of Stifel Nicolaus & Company, Inc.	2007 2006	250,000 250,000	1,275,000 1,105,000	996,378 763,241	- -	12,103 1,090,831	2,533,481 3,209,072
Ben A. Plotkin (5) Vice Chairman and Executive Vice President of Stifel Nicolaus & Company, Inc.	2007	416,667	2,125,000	166,761	-	26,355	2,734,783

(1) Represents the cash bonuses paid to each named executive officers.

(2) The stock award values represent the dollar amount of compensation cost recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006 and December 31, 2007, determined in accordance with FAS 123(R). These include amounts related to restricted stock awards granted under the Stifel, Nicolaus & Company, Incorporated Wealth Accumulation Plan, discussed in further detail under the "Compensation Discussion and Analysis" section, including units granted as long term incentive awards, merger-related awards and to match mandatory and elective deferrals. Assumptions used in the calculation of these amounts are included in "Note J - Stock Based Compensation Plans" in our Notes to Consolidated Financial Statements to our company's audited financial statements for the fiscal years ended December 31, 2006 and December 31, 2007, included in the company's Annual Reports on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007, and March 4, 2008, respectively.

(3) The option award values represent the dollar amount of compensation cost recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006 and December 31, 2007, determined in accordance with FAS 123(R). These include amounts related to unvested stock option grants awarded in 1999-2004 under the Stifel, Nicolaus & Company, Incorporated Wealth Accumulation Plan, discussed in further detail in the "Compensation Discussion and Analysis" section. Assumptions used in the calculation of these amounts are included in Note J - Stock Based Compensation Plans to the company's audited financial statements for the fiscal years ended December 31, 2006 and December 31, 2007, included in the company's Annual Reports on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007, and March 4, 2008, respectively.

(4) All Other Compensation for 2007 includes the following aggregate perquisites and other items that equaled or exceeded $10,000:

Name (x)	Non-Accountable Expense Allowance ($)	Contribution to Employee Stock Ownership Plan ($)	Contribution to Profit Sharing 401(k) Plan ($)	Personal and Family Transportation and Club Membership Fees	Total Benefits ($)
Ronald J. Kruszewski	20,000	1,103	1,000	8,901	31,004
Richard J. Himelfarb	10,000	1,103	1,000	390	12,493
Scott B. McCuaig	10,000	1,103	1,000	7,330	19,433
Thomas P. Mulroy	10,000	1,103	1,000	-	12,103
Ben A. Plotkin	-	1,103	-	25,252 (y)	26,355

(x) No perquisites are presented for Mr. Zemlyak because they amounted to less than $10,000 in the aggregate.

(y) Car allowance to compensate for perquisite previously offered by Ryan Beck Holdings, Inc.

(5) Mr. Plotkin was appointed an executive officer in February 2007 and received an annual base salary in 2007 of $500,000. Beginning in 2008, Mr. Plotkin's annual base salary was adjusted to $250,000.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards earned for the fiscal year ended December 31, 2007 for the named executive officers:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value ($) (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald J. Kruszewski		-	-	-	-	-	-	32,283	-	-	1,375,000
James M. Zemlyak		-	-	-	-	-	-	14,012	-	-	596,876
Richard J. Himelfarb		-	-	-	-	-	-	9,171	-	-	390,625
Scott B. McCuaig		-	-	-	-	-	-	8,180	-	-	348,438
Thomas P. Mulroy		-	-	-	-	-	-	15,993	-	-	681,250
Ben A. Plotkin (3)		-	-	-	-	-	-	30,934	-	-	1,406,538

(1) Represents the total number of stock units allocated to each named executive officer in connection with the 2007 fiscal year, including grants made in February 2008 for services performed in 2007. The stock units granted were part of the named executive officers' annual incentive compensation (see page 26). These units vest over a three to five year period. The components of the total stock unit awards and associated fair values are set forth below.

Stock Unit Awards and Grant Date Fair Value under FAS 123(R)
	Type	Units (#)	Grant Date Fair Value ($)
Ronald J. Kruszewski	Mandatory Deferral Elective Deferral Company Match Long Term Incentive	9,861 6,574 4,108 11,740 32,283	420,000 280,000 175,000 500,000 1,375,000
James M.Zemlyak	Mandatory Deferral Elective Deferral Company Match Long Term Incentive	4,666 4,666 2,332 2,348 14,012	198,750 198,750 99,376 100,000 596,876
Richard J. Himelfarb	Mandatory Deferral Company Match Long Term Incentive	5,459 1,364 2,348 9,171	232,500 58,125 100,000 390,625
Scott B. McCuaig	Mandatory Deferral Company Match Long Term Incentive	4,666 1,166 2,348 8,180	198,750 49,688 100,000 348,438
Thomas P. Mulroy	Mandatory Deferral Elective Deferral Company Match Long Term Incentive	5,987 3,991 2,453 3,522 15,993	255,000 170,000 106,250 150,000 681,250
Ben A. Plotkin	Mandatory Deferral Company Match Long Term Incentive Merger Related	8,804 2,201 2,348 17,581 30,934	375,000 93,750 100,000 837,788 1,406,538

(2) The grant date fair values are calculated based upon the provisions of FAS 123(R).

(3) Includes annual incentive awards and, in connection with the acquisition of Ryan Beck Holdings, Inc., a retention grant, an equity purchase match and a company match upon the transfer of Mr. Plotkin's Ryan Beck deferred compensation balance (see page 30).

Additional Information About the Compensation Paid to the Named Executive Officers in 2007

We entered into an employment letter with Ronald J. Kruszewski as of September 25, 1997. Under the employment letter, Mr. Kruszewski receives an annual salary of at least $200,000 and he is eligible to participate in the executive bonus pool and in all other employee benefits we provide to senior executive officers.

We entered into an employment arrangement with Scott B. McCuaig on January 26, 1998 which provides for the employment of Mr. McCuaig at a base salary of at least $175,000 per annum. Mr. McCuaig is eligible to participate in our executive bonus pool and in all other employee benefits provided to our senior executive officers.

We entered into an employment arrangement with James M. Zemlyak on February 1, 1999 which provides for the employment of Mr. Zemlyak at a base salary of at least $175,000 per annum. Mr. Zemlyak is eligible to participate in all other employee benefits provided to our senior executive officers.

We entered into employment agreements with each of Richard J. Himelfarb and Thomas P. Mulroy on August 16, 2005 which provide for their employment at a base salary of at least $250,000 per annum. Pursuant to their respective agreements, Mr. Himelfarb and Mr. Mulroy are eligible to participate in all other employee benefits provided to our senior executive officers.

Pursuant to the Stifel, Nicolaus & Company, Incorporated Wealth Accumulation Plan, participants in the plan receive, on a mandatory basis, stock units as a portion of their incentive compensation earned. Participants may also elect to receive up to 15% of incentive compensation earned by such individuals in stock units. In addition, each individual also receives stock units equal to 25% of the mandatory and elective stock unit portions of the incentive compensation. All stock units are issued to participants based upon the fair market value of our common stock on the date of issuance. Stock units received on a mandatory basis vest ratably over a three-year period following the date of issuance. Stock units that the participant elects to receive are fully vested on the date of issuance. Stock units issued as the 25% match vest at the end of the three-year period following the date of issuance.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the number of exercisable and unexercisable stock options and stock awards at December 31, 2007 held by the individuals named in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date(3)	Number of Stock Units That Have Not Vested (#)(4)	Market Value of Stock Units That Have Not Vested ($)(5)
Ronald J. Kruszewski	16,800 16,000 10,667 33,333 53,333 32,000	- - - - - 8,000	- - - - - -	7.19 7.83 7.83 8.25 7.80 8.69	2/2/2009 2/1/2010 2/1/2010 1/3/2011 1/2/2012 2/10/2013	91,908	4,831,604
James M. Zemlyak	56,000 8,888 4,445 18,667 26,667 21,334	- - - - - 5,333	- - - - - -	7.10 7.83 7.83 8.25 7.80 8.69	2/1/2009 2/1/2010 2/1/2010 1/3/2011 1/2/2012 2/10/2013	27,786	1,460,710
Richard J. Himelfarb	-	-	-	-	-	25,181	1,323,765
Scott B. McCuaig	28,000 6,400 18,667 26,667 21,334	- - - - 5,333	- - - - -	9.06 7.83 8.25 7.80 8.69	2/4/2008 2/1/2010 1/3/2011 1/2/2012 2/10/2013	26,720	1,404,670
Thomas P. Mulroy	-	-	-	-	-	25,181	1,323,765
Ben A. Plotkin	-	-	-	-	-	16,788	882,545

(1) All the unvested stock options vested fully in February 2008.

(2) The option strike price is the market price on the day of grant.

(3) The options expire 10 years after the date of grant.

(4) These units vest over a three to five year period. In addition to the amounts listed, as of December 31, 2007, based on our common stock closing stock price at year end of $52.57, Mr. Kruszewski held 144,795 units which were fully vested and were valued at $7,611,873, Mr. Zemlyak held 23,822 units which were fully vested and were valued at $1,252,323, Mr. Himelfarb held 986 units which were fully vested and were valued at $51,834, Mr. McCuaig held 39,934 units which were fully vested and were valued at $2,099,330, Mr. Mulroy held 986 units which were fully vested and were valued at $51,834 and Mr. Plotkin held 15,254 units which were fully vested and valued at $801,902.

(5) Based on the closing price of $52.57 per share of our common stock on December 31, 2007.

Options Exercised and Stock Units Converted

The following table sets forth information concerning amounts received or realized upon exercise of options or similar instruments, and the vesting of stock or similar instruments, by the named executive officers.

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting/Conversion (#)	Value Realized on Vesting/Conversion ($) (1)
Ronald J. Kruszewski	73,500	3,636,729	53,059	2,452,918
James M. Zemlyak	-	-	40,354	1,865,565
Richard J. Himelfarb	-	-	20,000	939,600
Scott B. McCuaig	48,800	2,155,749	24,399	1,127,968
Thomas P. Mulroy	-	-	20,000	939,600
Ben A. Plotkin	-	-	-	-

(1) Represents the value of gross units converted into our common stock by the named executive officers. Executives realize ordinary income and have a resulting tax liability equal to the current market price value of the shares received when vested stock units are converted into common stock. As a result, executives are given the option to surrender shares in order to pay for the resulting tax liability. During 2007, Mr. Kruszewski surrendered 22,666 shares, Mr. Zemlyak surrendered 15,354 shares, and Mr. McCuaig surrendered 8,062 shares in order to pay for their tax liabilities.

Post-Retirement Benefits

Nonqualified Deferred Compensation. The following table sets forth information concerning contributions, earnings, and balances under nonqualified deferred contribution plans for the named executive officers:

Name	Aggregate Balance at Beginning of Year ($)	Executive Contribution in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)
Ronald J. Kruszewski	11,005,231	344,953	86,227	3,459,984	(2,452,918)	12,443,477
James M. Zemlyak	3,261,268	329,960	82,490	904,880	(1,865,565)	2,713,033
Richard J. Himelfarb	1,685,164	119,998	29,988	480,049	(939,600)	1,375,599
Scott B. McCuaig	3,356,833	164,980	91,227	1,018,926	(1,127,966)	3,504,000
Thomas P. Mulroy	1,685,164	119,998	29,988	480,049	(939,600)	1,375,599
Ben A. Plotkin	-	726,853	800,000	157,595	-	1,684,448

(1)For the value of the unvested stock units, refer to the Outstanding Equity Awards table (see page 38).

As provided above, our executives were required to defer 15% of their bonuses pursuant to the Stifel, Nicolaus & Company, Incorporated Wealth Accumulation Plan. In addition, each executive can elect to defer up to an additional 15% percent of his bonus. Our company matched 25% of the combined value of the mandatory and elective deferrals by each executive, the value of which is presented above for the last fiscal year.

Discussion of Post-Employment Payments

Long-Term Incentive Awards: The Long-Term Incentive Awards made to the named executive officers vest in the event of a change-in-control of our company, or the death or disability of the executive officer. These awards also vest upon retirement if the participant has reached the age of 65 and has 5 or more years of prior service.

Assuming any of these events had occurred at December 31, 2007, the named executive officer would have received full vesting on some or all of their outstanding units and these units would have been converted into common stock as follows:

Name	Number of Shares Acquired if Vesting (#)	Value Realized if Vesting ($) (1)
Ronald J. Kruszewski	63,744	3,351,022
James M. Zemlyak	11,382	598,352
Richard J. Himelfarb	25,181	1,323,765
Scott B. McCuaig	11,382	598,352
Thomas P. Mulroy	25,181	1,323,765
Ben A. Plotkin	2,348	123,434

(1) Based on a closing stock price at December 31, 2007 of our common stock of $52.57.

Merger-Related Agreements: In connection with the Legg Mason acquisition in 2005, each of Messrs. Himelfarb and Mulroy is subject to non-compete, non-solicit, and confidentiality provisions pursuant to an employment agreement. The agreements provide that, during the time of their employment with our company, each of Messrs. Himelfarb and Mulroy cannot directly or indirectly compete, assist in or provide financial resources to any activity which competes with our company in the financial services industry. In addition, during their employment with the company and for a period six months thereafter, each of them is prohibited from soliciting a Stifel employee to be employed or perform services for another party, and from interfering with any contractual relationship that Stifel may have with any employee. The agreements also prohibit Messrs. Himelfarb and Mulroy from disclosing any non-public information learned or obtained during the period of their employment with the company.

In addition to the above, pursuant to each of their employment agreements, in the event of death or permanent disability, each of Messrs. Himelfarb and Mulroy or their respective estates shall receive regular compensation and benefits from our company through the end of the month in which the death or disability occurred, as well as any applicable bonus or other benefits to which the applicable executive was entitled. For these purposes, the employment agreements define permanent disability as "by reason of physical condition, the employee has been or shall be unable to perform a material portion of the services required for a continuous ninety (90) day period (successive periods of disability not separated by a two week disability-free period shall be deemed for this purpose to constitute, in the aggregate, a continuous period of disability)." "In addition, the then-current year's stock units and any "matching" stock awarded to such executive shall fully vest in the event of such death or permanent disability.

In the event of a change in control of our company, any stock awarded to Messrs. Himelfarb, and Mulroy pursuant to an award agreement shall fully vest (see above table).

In connection with the Ryan Beck Holdings, Inc. acquisition, Mr. Plotkin agreed during his employment with the company and for a period six months thereafter, not to solicit company employees.

PROPOSAL II - ADOPTION OF THE EQUITY INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS (2008 RESTATEMENT)

At the annual meeting, our stockholders will be asked to approve an amendment and restatement to our Equity Incentive Plan for Non-Employee Directors, previously approved by our stockholders in 2000 including an amendment to increase the number of shares by 200,000, to extend the duration of the plan, and to document the changes made in the deferred compensation provisions to comply with Section 409A of the Internal Revenue Code, as amended. The board of directors has adopted, subject to the approval of the stockholders of the company, the Equity Incentive Plan for Non-Employee Directors (2008 Restatement) (the "Amended Directors Plan").

The Amended Directors Plan, permits the full board of directors of the company, as the administrator of the plan, to grant to directors of the company who are not employees of the company or any affiliate of the company equity incentive awards. There are currently nine non-employee directors who are eligible to participate in the Amended Directors Plan. The purpose of the Amended Directors Plan is to increase the ownership interest in the company of non-employee directors whose services are considered essential to the company's continued progress, to provide an opportunity to defer director fees and to provide a further incentive to serve as a director of the company.

Description of the Amended Directors Plan

The complete text of the Amended Directors Plan is set forth in Annex A to this proxy statement. The following summary of the Amended Directors Plan is subject to the provisions contained in the complete text.

Shares available under the Amended Directors Plan

The total number of shares of common stock available for issuance under the Amended Directors Plan is 350,000 (including the 150,000 shares originally authorized by the stockholders in 2000), subject to adjustment in the event of any change in the common stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, exchange of stock or other change in the corporate structure.

The Amended Directors Plan shall become effective immediately following approval by the stockholders of the company at the 2008 Annual Meeting of Stockholders. The period during which option and stock unit grants shall be made under the Amended Directors Plan shall terminate on June 5, 2018 (unless the Amended Directors Plan is extended or terminated at an earlier date by the stockholders or the board of directors, subject to applicable law) but such termination shall not affect the terms of any then outstanding options or stock units.

Eligible Participants

Under the terms of the Amended Directors Plan, directors of the company who are not employees of the company or any of its affiliates will be eligible to participate in the plan.

Administration of the Plan

The full board of directors of the company shall administer the Amended Directors Plan. Subject to the provisions of the Amended Directors Plan, the board shall be authorized to interpret the Amended Directors Plan, to establish, amend and rescind any rules and regulations relating to the Amended Directors Plan, and to make all other determinations necessary or advisable for the administration of the Amended Directors Plan. The determination of the board in the administration of the Amended Directors Plan shall be conclusive and binding upon all persons, including, without limitation, the company, its stockholders and the directors granted options and other benefits under the Amended Directors Plan.

The board of directors has the sole authority to grant benefits to eligible directors, and to establish the timing, pricing, amount and other terms and conditions of such grants under and in accordance with the plan (which need not be uniform with respect to the various participants or with respect to different grants to the same participant).

Awards under the Plan

Stock Options. All stock options granted under the plan shall be non-statutory options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended. Options shall be exercisable no later than ten years after the date of grant. The board shall approve the terms and conditions of option awards under the plan.

Stock Unit Fee Deferrals. The board of directors in its sole discretion may award Stock Units as compensation for service as a director of the company. Such non-elective deferred compensation shall be credited to the account of each such director as of the date the Stock Unit award is made.

In the event a director is permitted to elect to receive Stock Units in lieu of cash, the election to defer director fees must be made before the beginning of the calendar year during which the services are performed for which such fees are paid. The election shall be irrevocable for the calendar year. Elective deferrals shall be credited to the account of each such director as of the day the related director fee was due to be paid. An eligible director shall be fully vested in his or her elective deferrals and any related matching credits.

Non-elective Stock Units awarded as compensation for services as a director (that are not elected by the director in lieu of cash that would otherwise be payable immediately) vest in equal installments on a quarterly basis so long as the director is then serving as a member of the board. Stock Units that are not vested at the time of termination of service as a member of the board for any reason, other than death, are forfeited. Stock Units vest in full upon the death of a director.

Stock Units shall be credited to each eligible director's separate stock unit account. Each stock unit shall represent the obligation of the company to transfer one share of our common stock to the eligible director.

The company shall pay each eligible director an amount equal to the amount of any cash dividends per share of our common stock multiplied by the number of Stock Units credited to the Stock Unit account of each such eligible director at the time the related dividend is paid to our stockholders. Directors shall not be required to return any dividends to the company in the event of a forfeiture of any Stock Units.

Distribution of Stock attributable to Stock Units to directors shall be made following the end of the fifth full calendar year beginning after the calendar year for which such amounts were credited to each eligible director's account. Upon termination of service, the balance of the amounts credited to his or her account shall be payable to such director (or the personal representative or beneficiary of a deceased director) after such termination of service. Distributions shall be made in shares of our common stock, with fractional shares rounded up to the nearest whole share.

An amount payable on a date specified above shall be paid as soon as administratively feasible after such date; but no later than the later of (i) the end of the calendar year in which the specified date occurs; or (ii) the 15th day of the third calendar month following such specified date, provided the eligible director is not permitted to designate the taxable year of the payment.

Amendment of the Amended Directors Plan

The board may suspend or terminate the Amended Directors Plan or revise or amend it in any respect whatsoever. However, without approval of the stockholders, no revision or amendment shall increase the number of shares of stock available for issuance under the plan, change the selection or eligibility of non-employee directors to receive options or stock units under the Amended Directors Plan, the number of shares of common stock subject to any such options or stock units or the purchase price thereunder.

Federal Income Tax Consequences

No income will be realized by a participating director on the grant of a stock option or the award of stock units, and the company will not be entitled to a deduction at such time. Upon the exercise of a stock option, the excess, if any, of the fair market value of the stock on the date of exercise over the purchase price is ordinary income to the holder as of the date of exercise. The company generally will be entitled to a deduction equal to such excess amount in the year of exercise. A director will realize income as a result of an award of stock units at the time shares of common stock are issued in an amount equal to the fair market value of such shares at that time. The company will be entitled to a corresponding deduction equal to the income realized by the director in the year of such issuance.

Vote Required to Approve the Amended Directors Plan

The affirmative vote of a majority of the votes cast at the meeting in person or by proxy is required to approve the Equity Incentive Plan for Non-Employee Directors (2008 Restatement); provided that the number of votes cast constitutes more than 50% of the shares entitled to vote on the proposal.

We recommend a vote "FOR" the approval of the Equity Incentive Plan for Non-Employee Directors (2008 Restatement).

PROPOSAL III - APPROVAL OF THE 2001 INCENTIVE STOCK PLAN (2008 RESTATEMENT)

At the annual meeting, our stockholders will be asked to approve an amendment and restatement to our 2001 Incentive Stock Plan, previously approved by our stockholders in 2000 and as amended in 2005, including an amendment to increase the number of shares available for issuance under the plan and to extend the duration of the plan. Since 2001, the company has increased its employee population by 40%. As a result of this growth and to allow us the ability to grant incentive awards as part of a competitive compensation program, the board of directors believes that it is necessary to increase the number of shares available under this plan to ensure that there are sufficient shares to issue awards to incent and retain the company's employees. The board of directors has adopted, subject to the approval of the stockholders of the company, the 2001 Incentive Stock Plan (2008 Restatement) (the "Amended Incentive Stock Plan").

The board of directors believes that the Amended Incentive Stock Plan will advance the interests of the company and the stockholders by encouraging key employees of the company and its subsidiaries to acquire shares of our common stock or to receive monetary payments based on the value of our common stock or based upon achieving certain goals that are mutually advantageous to the company and its stockholders, on the one hand, and the participating employees, on the other.

Description of the Amended Incentive Stock Plan

The complete text of the Amended Incentive Stock Plan is set forth in Annex B to this proxy statement. The following summary of the Amended Incentive Stock Plan is subject to the provisions contained in the complete text.

The board of directors has adopted, subject to approval by the stockholders, the amended Incentive Stock Plan, which provides for the granting of stock options and other stock-based awards.

Shares Reserved under the Plan

The total number of shares of common stock reserved for issuance under the plan is 6,500,000 shares (including the 4,000,000 shares previously authorized), which may be authorized but unissued or treasury shares including shares reacquired by the company such as shares purchased in open market or in private transactions, subject to adjustment in the event of any change in the outstanding shares of common stock without new consideration to the company (such as by reason of a stock dividend or stock split or resulting from a reorganization, sale, merger or similar such transaction). In addition to such 6,500,000 shares of common stock, which may be generally awarded under the Amended Incentive Stock Plan, (a) 2,399,994 previously authorized shares of common stock are reserved for the grant of Stock Units awarded pursuant to the plan in lieu of cash compensation that would otherwise have been paid currently to the participant where the value of the shares of common stock underlying such Stock Units, determined as of the date of grant, does not exceed the amount of such cash by more than 25%, and (b) for each calendar year in the ten-year period commencing January 1, 2009, the number of shares reserved for issuance under the plan shall automatically increase by an additional 500,000 shares; provided that, such additional shares may be applied only for the grant of such Stock Units pursuant to the plan in lieu of cash compensation that would otherwise have been paid currently to the participant where the value of the shares of common stock underlying such Stock Units, determined as of the date of grant, does not exceed the amount of such cash by more than 25%.

Administration

The plan will be administered by either the board of directors or the Compensation Committee, company (the "Administrator"). The Administrator or any member of the Compensation Committee upon a specific recommendation from the Executive Committee of Stifel, Nicolaus & Company, Inc. is authorized to determine the individuals to whom the benefits will be granted, the type and amount of such benefits and the terms and conditions of the benefit grants. The Administrator shall have the exclusive authority to interpret and administer the plan, to establish rules relating to the plan, to delegate some or all of its authority under the plan and to take such other steps and make such other determinations as it may deem necessary or advisable.

Eligibility and Description of Awards

Under the terms of the plan, employees of the company and its subsidiaries as determined in the sole discretion of the Administrator will be eligible to receive (a) stock appreciation rights ("SARs"), (b) restricted shares of common stock ("Restricted Stock"), (c) performance awards ("Performance Awards"), (d) stock options ("Stock Options") exercisable into shares of common stock which may or may not qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 (options so qualifying are hereinafter referred to as "Incentive Stock Options") and (e) stock units ("Stock Units").

Stock Appreciation Rights

The Administrator may grant SARs giving the holder thereof a right to receive, at the time of surrender, a payment equal to the difference between the fair market value of such stock on the date of surrender of the SAR and the exercise price of the SAR established by the Administrator at the time of grant, subject to any limitation imposed by the Administrator in its sole discretion. In the Administrator's discretion, the value of a SAR may be paid in cash or common stock, or a combination thereof. A SAR may be granted either independent of, or in conjunction with, any Stock Option. If granted in conjunction with a Stock Option, at the discretion of the Administrator, a SAR may either be surrendered (a) in lieu of the exercise of such Stock Option, (b) in conjunction with the exercise of such Stock Option, or (c) upon expiration of such Stock Option. The term of any SAR shall be established by the Administrator, but in no event shall a SAR be exercisable after ten years from the date of grant.

Restricted Stock

The Administrator may issue shares of common stock either as a stock bonus or at a purchase price of less than fair market value, subject to the restrictions or conditions specified by the Administrator at the time of grant. During the period of restriction, holders of Restricted Stock shall be entitled to receive all dividends and other distributions made in respect of such stock and to vote such stock without limitation.

Performance Awards

The Administrator may grant Performance Awards consisting of shares of common stock, monetary units payable in cash or a combination thereof. These grants would result in the issuance, without payment therefor, of common stock or the payment of cash upon the achievement of certain pre-established performance goals established by the Administrator over a period of time not to exceed five years. Performance goals may include return on average total capital employed, earnings per share or increases in share price. The participating employee will have no right to receive dividends on or to vote any shares subject to Performance Awards until the goals are achieved and the shares are issued.

Stock Options

Stock Options granted under the plan shall entitle the holder to purchase common stock at a purchase price established by the Administrator, which price shall not be less than the fair market value of common stock on the date of grant in the case of Incentive Stock Options and at any price determined by the Administrator in the case of all other options. The Administrator shall determine the term of such Stock Options and the times at, and conditions under which, such Stock Options will become exercisable. Stock Options will generally not be exercisable after ten years from the date of the grant.

There is no maximum or minimum number of shares for which a Stock Option may be granted; however, for any employee, the aggregate fair market value of common stock subject to qualifying Incentive Stock Options that are exercisable for the first time in any calendar year of the company may not exceed $100,000 under all options plans .

Stock Units

The Administrator may issue Stock Units representing the right to receive shares of common stock at a designated time in the future, subject to the terms and conditions as established by the Administrator in its sole discretion. A holder of Stock Units generally does not have the rights of a stockholder until receipt of the common stock, but, in the Administrator's sole discretion, may receive payments in cash or adjustments in the number of Stock Units equivalent to the dividends the holder would have received if the holder had been the owner of shares of common stock instead of Stock Units.

Change in Control

In the event of a "Change in Control" (as defined in the plan) of the company, the vesting of all outstanding SARS, shares of Restricted Stock, Stock Options and Stock Units shall be accelerated only to the extent set forth in the applicable agreement established by the Administrator.

Duration and Termination of Plan

No awards shall be granted more than ten years after the adoption of this plan by the board of directors. The board may terminate the plan at any time and from time to time and may amend or modify the plan; provided, however, that no such action of the board may, without the approval of the stockholders of the company: (a) increase the total amount of stock or the amount or type of benefit that may be issued under the plan; and (b) modify the requirements as to eligibility for benefits. Additionally, the board may not reduce the amount of any existing benefit or change the terms or conditions thereof without the participating employee's consent. Finally, the board may not, without the approval of the stockholders, effect a "repricing" (as defined therein) of any stock options or other benefits granted under the terms of the plan.

Federal Income Tax Consequences

No income will be realized by a participating employee on the grant of an Incentive Stock Option or a Stock Option which is not an incentive stock option ("non-qualified option"), the grant of a SAR, the award of Restricted Stock or the award of Stock Units, and the company will not be entitled to a deduction at such time. If a holder exercises an Incentive Stock Option and does not dispose of the shares acquired within two years from the date of the grant, or within one year from the date of exercise of the option, no income will be realized by the holder at the time of exercise. The company will not be entitled to a deduction by reason of the exercise. If a holder disposes of the shares acquired pursuant to an Incentive Stock Option within two years from the date of grant of the option or within one year from the date of exercise of the option, the holder will realize ordinary income at the time of disposition equal to the excess, if any, of the lesser of (a) the amount realized on the disposition or (b) the fair market value of the shares on the date of exercise, over the holder's basis in the shares. The company generally will be entitled to a deduction in an amount equal to such income in the year of the disqualifying disposition.

Upon the exercise of a non-qualified Stock Option or the surrender of a SAR, the excess, if any, of the fair market value of the stock on the date of exercise over the purchase price or base price, as the case may be, is ordinary income to the holder as of the date of exercise. The company generally will be entitled to a deduction equal to such excess amount in the year of exercise.

Subject to a voluntary election by the holder under Section 83(b) of the Internal Revenue Code of 1986, a holder will realize income as a result of the award of Restricted Stock at the time the restrictions expire on such shares. An election pursuant to Section 83(b) of the Code would have the effect of causing the holder to realize income in the year in which such award was granted. The amount of income realized will be the difference between the fair market value of the shares on the date such restrictions expire (or on the date of issuance of the shares, in the event of a Section 83(b) election) over the purchase price, if any, of such shares. The company generally will be entitled to a deduction equal to the income realized in the year in which the holder is required to report such income.

An employee will realize income as a result of a Performance Award at the time the award is issued or paid. The amount of income realized by the participant will be equal to the fair market value of the shares on the date of issuance, in the case of a stock award, and to the amount of the cash paid, in the event of a cash award. The company will be entitled to a corresponding deduction equal to the income realized in the year of such issuance or payment.

An employee will realize income as a result of an award of Stock Units at the time shares of common stock are issued in an amount equal to the fair market value of such shares at that time. The company will be entitled to a corresponding deduction equal to the income realized in the year of such issuance.

Vote Required to Approve the 2001 Incentive Stock Plan

The affirmative vote of a majority of the votes cast at the meeting in person or by proxy is required to approve the 2001 Incentive Stock Plan (2008 Restatement); provided that the number of votes cast constitutes more than 50% of the shares entitled to vote on the proposal.

We recommend a vote "FOR" the approval of the 2001 Incentive Stock Plan for Non-Employee Directors (2008 Restatement).

PROPOSAL IV- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As a result of a competitive request for proposal process undertaken by our Audit Committee/Finance Committee, the Audit Committee/Finance Committee approved on April 8, 2008 the appointment of Ernst & Young LLP ("E&Y") as the company's independent registered accounting firm for the year ending December 31, 2008 and dismissed Deloitte & Touche LLP ("Deloitte") effective April 8, 2008. In deciding to select E&Y, the Audit Committee reviewed auditor independence issues and existing commercial relationships with E&Y and concluded that E&Y has no commercial relationship with the company that would impair its independence.

We did not engage E&Y in any prior consultations during our fiscal years ended December 31, 2007 and 2006 or the subsequent period through April 14, 2008 regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to the company nor oral advice was provided that E&Y concluded was an important factor considered by the company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of either a disagreement (as defined in Item 304 (a) (1) (iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304 (a) (1) (v) of Regulation S-K).

The audit reports of Deloitte of our financial statements for the past two years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During our two most recent fiscal years ended December 31, 2007 and 2006 and the subsequent period through April 8, 2008, we did not have any disagreements (as defined in Item 304 (a) (1) (iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in connection with its report. Also during this period, there have been no reportable events as that term is described in Item 304 (a) (1) (v) of Regulation S-K.

We provided Deloitte with a copy of our disclosures in response to Item 304 (a) of Regulation S-K and requested that Deloitte furnish us with a letter addressed to the Securities Exchange Commission stating whether it agrees with our statements in response to Item 304 (a) of Regulation S-K and, if not, stating the respects in which it does not agree. This letter from Deloitte was attached as Exhibit 16 to the company's current report on Form 8-K filed April 14, 2008.

Proposal IV requests ratification of the Audit Committee/Finance Committee's appointment of E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Although advisory only because the Audit Committee/Finance Committee is required under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission to have the responsibility for the appointment of our independent registered public accounting firm, this proposal is put before you in order to seek your views on this important corporate matter. If you do not ratify the appointment, the Audit Committee/Finance Committee will take the matter under advisement. A resolution will be presented at the meeting to ratify the appointment of E&Y.

The following table sets forth the aggregate fees for professional audit services rendered by Deloitte, our former independent registered public accounting firm, for the audit of our annual financial statements, and fees for other services rendered by Deloitte for the fiscal years shown:

	Fiscal Year Ended December 31, 2007	Fiscal Year Ended December 31, 2006
Audit Fees (1)	$ 770,000	$ 625,150
Audit-Related Fees (2)	216,643	55,000
Tax Fees (3)	0	0
All Other Fees (4)	0	33,000
Total	$ 986,643	$ 713,150

(1) Audit Fees consist of fees rendered for professional services for the audit of our financial statements and internal controls included in our Form 10-K and the review of all financial statements included in our Form 10-Qs during the years ended December 31, 2007 and December 31, 2006 and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagement, comfort letters, consents and other services related to Securities and Exchange Commission matters.

(2) Audit Related Fees consist of fees rendered for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit Fees." This category includes fees related to Sarbanes-Oxley Act, Section 404 advisory services.

(3) Tax Fees consist of fees rendered for professional services rendered for tax compliance, tax advice and tax planning. For fiscal years 2007 and 2006 we did not have any fees categorized as "Tax Fees."

(4) All Other Fees consist of fees for products and services other than the services reported above.

Our Audit Committee/Finance Committee has established a policy requiring the approval of all audit engagement fees and terms and the pre-approval of all non-audit services provided to us by our registered public accounting firm. The policy prohibits the Audit Committee/Finance Committee from delegating to management the committee's responsibility to pre-approve permitted services of our independent registered public accounting firm.

We have been advised that a representative of E&Y will be present at the meeting with an opportunity to make a statement if such representative desires and will be available to respond to questions of the stockholders. Representatives of Deloitte are not expected to be present at the annual meeting to make a statement or respond to questions.

The affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to be cast at the meeting, is required to ratify the appointment of E&Y as our independent registered public accounting firm for 2008.

We recommend a vote "FOR" ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008.

REPORT OF THE AUDIT COMMITTEE/FINANCE COMMITTEE

The Audit Committee/Finance Committee of the board of directors oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The committee operates pursuant to a written charter which was approved and adopted by the board of directors. Our board of directors has determined that each of the members of the committee is independent within the meaning of the listing standards of the Securities and Exchange Commission and the New York Stock Exchange. Our independent registered public accounting firm for the year ended December 31, 2007, Deloitte & Touche LLP, was responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles in the United States of America. Our board of directors has determined that Bruce A. Beda meets the Securities and Exchange Commission's requirements for and has designated him as, the "Audit Committee Financial Expert." Mr. Beda also qualifies as an "independent" audit committee member, as defined by NYSE listing standards.

In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in our Annual Report on Form 10-K with management. In connection with its review of our financial statements, the committee discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The committee meets with the independent registered public accounting firm, with and without management present, to discuss their evaluations of our internal controls and the overall quality of our financial reporting. The committee reviewed with the independent registered public accounting firm the acceptability of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including, but not limited to, those matters under Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards). The committee has received from the independent registered public accounting firm the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In connection with this disclosure, the committee has discussed with the independent registered public accounting firm the accountants' independence from management and us. The committee also reviews the internal audit department's organization, responsibilities, budget and staffing. The committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope, identification of audit risks and the results of the audit examinations.

Management is responsible for our financial reporting process, including our system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States of America. Our independent registered public accounting firm is responsible for auditing those financial statements. The committee's responsibility is to monitor and review these processes. It is not the committee's duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the committee are not employees and may not be, and may not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in their report on our financial statements. The committee's oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the committee's considerations and discussions with management and the independent registered public accounting firm do not assure that our financial statements are presented in accordance with generally accepted accounting principles in the United States of America, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent registered public accounting firm is in fact "independent."

In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

2007 Audit Committee/Finance Committee
Bruce A. Beda, Chairman
Robert J. Baer
John P. Dubinsky
Richard F. Ford
Kelvin R. Westbrook
James M. Oates

* * *

FUTURE STOCKHOLDER PROPOSALS

Proposals of stockholders, including nominations of directors, intended to be presented at the 2009 annual meeting of stockholders must be received by us by December 30, 2008 for inclusion in our proxy statement and proxy card relating to that meeting. Upon receipt of any such proposal, we will determine whether to include such proposal in the proxy statement and proxy card in accordance with regulations governing the solicitation of proxies. Any stockholder wishing to nominate a candidate for director at a stockholders' meeting must furnish certain information about the proposed nominee, including name, contact information, background, experience and other pertinent information on the proposed candidate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our officers and directors, and persons who own more than 10 percent of our outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission. To our knowledge, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10 percent beneficial owners were complied with during the year ended December 31, 2007, except as follows: late Form 4 reports were filed (a) by each of our non-employee directors, excluding Mr. Westbrook, on May 30, 2007 with respect to the director's annual retainer grant of stock units awarded on May 14, 2007 and (b) by Mr. Plotkin on August 10, 2007 with respect to stock units and warrants awarded to him on June 22, 2007.

ANNUAL REPORT

We simultaneously mailed the annual report for the year ended December 31, 2007 to our stockholders.

A copy our annual report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission (excluding exhibits), may be obtained by any stockholder, without charge, upon written request to James M. Zemlyak, Stifel Financial Corp., 501 North Broadway, St. Louis, MO 63102, or by accessing our Internet site at www.stifel.com and clicking the "Investor Relations/SEC Filings" section.

HOUSEHOLDING OF MATERIALS

In some instances, only one copy of this proxy is being delivered to multiple stockholders sharing an address, unless we have received instructions from one or more of the stockholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of the proxy statement to any stockholder at your address. If you wish to receive a separate copy of the proxy statement, you may call us at 800-488-0970, or send a written request to James M. Zemlyak, Investor Relations, Stifel Financial Corp., One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. If you have received only one copy of the proxy statement and wish to receive a separate copy for each stockholder in the future, you may call us at the telephone number or write us at the address listed above. Alternatively, stockholders sharing an address who now receive multiple copies of the proxy statement may request delivery of a single copy, also by calling us at the number or writing to us at the address listed above.

OTHER MATTERS

Management knows of no business to be brought before the annual meeting of stockholders other than that set forth herein. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters. Even if you plan to attend the meeting in person, please execute, date and return the enclosed proxy card promptly. Should you attend the meeting, you may revoke the proxy by voting in person. A postage-paid, return-addressed envelope is enclosed for your convenience. Your cooperation in giving this your prompt attention is appreciated.

MISCELLANEOUS

The company will bear the cost of solicitation of proxies. Proxies will be solicited by mail. They also may be solicited by officers and regular employees of us and our subsidiaries personally or by telephone, but such persons will not be specifically compensated for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and will be reimbursed for their reasonable expenses incurred in connection therewith.

By Order of the Board of Directors,

/s/ David M. Minnick, Secretary
David M. Minnick, Secretary

April 29, 2008
St. Louis, Missouri

STIFEL FINANCIAL CORP.

Equity Incentive Plan
for Non-Employee Directors
(2008 Restatement)

Stifel Financial Corp. (the "Company") adopted the Equity Incentive Plan for Non-Employee Directors (the "Plan") at its annual shareholder meeting in 2000. The Company now wishes to amend and completely restate the Plan including to increase the number of shares by 200,000, to extend the duration of the Plan, and to document the changes made in the deferred compensation provisions to comply with section 409A of the Internal Revenue Code. The increase in the number of shares is contingent upon approval of the shareholders of the Company at its Annual Meeting of Shareholders on June 4, 2008.

Now therefore, the Plan is hereby amended to read in its entirety as follows:

1. Purpose and Nature of Plan. The purpose of this Equity Incentive Plan for Non-Employee Directors of Stifel Financial Corp. is to increase the ownership interest in the Company of non-employee directors whose services are considered essential to the Company's continued progress, to provide an opportunity to defer directors fees, and to provide a further incentive to serve as a director of the Company.

The Plan shall consist of two components: a stock option program; and a deferred compensation program with benefits payable in the form of common stock of the Company ("Stock").

2. Administration. The Plan shall be administered by the full Board of Directors of the Company (the "Board"). Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The determination of the Board in the administration of the Plan shall be conclusive and binding upon all persons including, without limitation, the Company, its shareholders and persons granted options and other benefits under the Plan. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes of the Plan. The validity, construction, and effect of the Plan shall be determined in accordance with the laws of the State of Missouri.

The Board of Directors in its sole discretion shall have the authority to grant benefits to Eligible Directors (as defined below), and to establish the timing, pricing, amount and other terms and conditions of such grants in accordance with the Plan (which need not be uniform with respect to the various participants or with respect to different grants to the same participant).

3. Participation in the Plan. Directors of the Company who are not employees of the Company or any affiliate of the Company shall be eligible to participate in the Plan ("Eligible Directors").

4. Shares Subject to the Plan. Subject to adjustment as provided in Section 7, an aggregate of 350,000 shares of Stock (including the 150,000 originally authorized in 2000) shall be available for issuance under the Plan. The shares of Stock issued under the Plan may be made available from authorized but unissued shares or shares reacquired by the Company, including shares purchased in the open market or in private transactions. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the shares subject to, but not delivered under, such option may again become available for the grant of other options under the Plan. Shares underlying forfeited Stock Units shall be added back for issuance under the Plan.

5. Stock Options. All options granted under the Plan shall be non-statutory options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended. Options shall be exercisable no later than ten years after the date they are granted. Each option granted under this Plan shall be evidenced by a written agreement setting forth the other terms and conditions of such option as the Board shall from time to time approve.

    Stock Unit Fee Deferrals.

(a) Stock Unit Awards. The Board of Directors in its sole discretion may award the right to receive a share of Stock at a designated time in the future as set forth herein, subject to such other terms as it shall determine, as compensation for service as a director of the Company ("Stock Units"). Such non-elective deferred compensation shall be credited to the account of each Eligible Director as of the date the Stock Unit award is made.

In the event a Director is permitted to elect to receive Stock Units in lieu of cash, the election to defer director fees must be made before the beginning of the calendar year during which the services are performed for which such fees are paid. The election shall be irrevocable for the calendar year. Elective deferrals shall be credited to the account of each Eligible Director as of the day the related director fee was due to be paid to the Eligible Director.

(b) Vesting. An Eligible Director shall be fully vested in his or her elective deferrals, if any, and any related matching credits, at all times. Non-elective Stock Units awarded as compensation for services as a Director (that are not elected by the Director in lieu of cash that would otherwise be payable immediately) shall vest quarterly at the next regularly scheduled meeting dates of the Board of Directors, so long as the Director is then serving as a member of the Board, as follows: 25% of the Stock Units shall vest on the date of the first regularly scheduled meeting of the Board of Directors immediately following the date of the award; an additional 25% of the Stock Units shall vest on the date of the second regularly scheduled meeting of the Board of Directors immediately following the date of the award; an additional 25% of the Stock Units shall vest on the date of the third regularly scheduled meeting of the Board of Directors immediately following the date of the award; and the final 25% of the Stock Units shall vest on the date of the fourth regularly scheduled meeting of the Board of Directors immediately following the date of the award. Stock Units shall become fully vested upon the death of a Director.

A Director shall forfeit Stock Units that are not vested at the time of termination of service as a member of the Board for any reason, other than death.

(c) Stock Units. The Stock Units shall be credited to the Eligible Director's stock unit account. A separate account shall be maintained for the Stock Units awarded in each calendar year. Each vested Stock Unit shall represent the obligation of the Company to transfer one share of Stock to the Eligible Director at the time provided in paragraph (e) below.

(d) Dividend Equivalents. If the Company pays a cash dividend on shares of Stock, the Company shall pay an amount to each Eligible Director equal to the amount of such dividend per share of Stock multiplied by the number of Stock Units credited to the Stock Unit accounts of each Eligible Director. Such amount shall be payable at the time the corresponding dividend is paid to shareholders. The Eligible Director shall be entitled to all dividends paid with respect to credited Stock Units and shall not be required to return any such dividends to the Company in the event of the forfeiture of any Stock Units.

(e) Payment of Benefits. Subject to the provisions of this paragraph, distribution of Stock attributable to Stock Units of an Eligible Director whose service on the Board has not terminated shall be payable following the end of the fifth full calendar year beginning after the calendar year for which such amounts were credited to the Eligible Director's account. The balance of the amounts credited to the accounts of an Eligible Director whose service on the Board terminates for any reason shall be payable to the Eligible Director (or the personal representative or beneficiary of a deceased Eligible Director) after such termination of service. Distributions shall be made in shares of Stock, with fractional shares rounded up to the nearest whole share.

An amount payable on a date specified above shall be paid as soon as administratively feasible after such date; but no later than the later of (i) the end of the calendar year in which the specified date occurs; or (iii) the 15th day of the third calendar month following such specified date, provided the Eligible Director is not permitted to designate the taxable year of the payment.

7. Adjustment Upon Changes in Stock. If there shall be any change in the Stock subject to the Plan or to any option granted thereunder through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, exchange of stock or other change in the corporate structure, appropriate adjustments shall be made in the aggregate number of shares of Stock subject to the Plan, and the number of shares of Stock subject to Stock Units and subject to outstanding and subsequent option grants and in the purchase price of outstanding options to reflect such changes.

8. Options Non-Assignable and Non-Transferable. Each option and all rights thereunder shall be non-assignable and non-transferable other than by will or the laws of descent and distribution and shall be exercisable during the holder's lifetime only by the holder or the holder's guardian or legal representative.

9. Limitation of Rights.

(a) No Right to Continue as a Director. Neither the Plan, nor the granting of a Stock Unit or an option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Eligible Director has a right to continue as an Eligible Director for any period of time, or at any particular rate of compensation.

(b) No Shareholders' Rights for Options. Except with respect to dividend equivalents and adjustments upon changes in the Stock as set forth in this Plan, an Eligible Director shall have no rights as a shareholder with respect to the shares covered by Stock Units or options granted hereunder until the date of the issuance of a stock certificate therefor.

10. Effective Date and Duration of Plan. The Plan initially became effective immediately following approval by the shareholders at the 2000 Annual Meeting of Shareholders. The period during which Stock Units and option grants shall be made under the Plan shall terminate on the day following the tenth anniversary of the 2008 Annual Meeting of Shareholders (unless the Plan is extended or terminated at an earlier date by shareholders) but such termination shall not affect the terms of any then outstanding Stock Units or options.

11. Amendment, Suspension or Termination of the Plan. The Board may suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the shareholders, no revision or amendment shall increase the number of shares of Stock available for issuance under the Plan, change the selection or eligibility of Eligible Directors to receive Stock Units or options under the Plan, the number of shares of Stock subject to any such options or Stock Units or the purchase price thereunder.

12. Notice. Any written notice to the Company hereunder shall be addressed to the Secretary of the Company and shall become effective when it is received.

13. Use of Proceeds. Proceeds from the sale of Stock pursuant to options granted under the Plan shall constitute general funds of the Company.

STIFEL FINANCIAL CORP.

2001 INCENTIVE STOCK PLAN
(2008 Restatement)

Stifel Financial Corp. (the "Corporation") adopted the Stifel Financial Corp. 2001 Incentive Stock Plan (the "Plan") at its annual shareholder meeting in 2001. The Plan was amended in 2005 to increase the number of shares available for issuance under the Plan. The Corporation now wishes to amend and completely restate the Plan including the amendment to increase the number of shares and to extend the duration of the Plan. The increase in the number of shares is contingent upon approval of the shareholders of the Corporation at its Annual Meeting of Shareholders on June 4, 2008.

Now therefore, the Plan is hereby amended to read in its entirety as follows:

1. Purpose. The purpose of the Stifel Financial Corp. 2001 Incentive Stock Plan, as amended, is to encourage key employees of the Corporation and such subsidiaries of the Corporation as the Administrator designates, to acquire shares of common stock of the Corporation ("Common Stock") or to receive monetary payments based on the value of such stock or based upon achieving certain goals on a basis mutually advantageous to such employees and the Corporation and thus provide an incentive for employees to contribute to the success of the Corporation and align the interests of key employees with the interests of the shareholders of the Corporation.

2. Administration. The Plan shall be administered by the Board of Directors of the Corporation or the Compensation Committee of the Board of Directors (the "Administrator").

The authority to select persons eligible to participate in the Plan, to grant benefits in accordance with the Plan, and to establish the timing, pricing, amount and other terms and conditions of such grants (which need not be uniform with respect to the various participants or with respect to different grants to the same participant), may be exercised by the Administrator in its sole discretion, or by any member of the Compensation Committee of the Board of Directors upon a specific recommendation from the Executive Committee of Stifel, Nicolaus & Company.

Subject to the provisions of the Plan, the Administrator shall have exclusive authority to interpret and administer the Plan, to establish appropriate rules relating to the Plan, to delegate some or all of its authority under the Plan and to take all such steps and make all such determinations in connection with the Plan and the benefits granted pursuant to the Plan as it may deem necessary or advisable.

The Board of Directors in its discretion may delegate and assign specified duties and authority of the Administrator to any other committee and retain the other duties and authority of the Administrator to itself. Also, the Board of Directors in its discretion may appoint a separate committee of outside directors to make awards that satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

3. Shares Reserved Under the Plan. Subject to the provisions of Section 12 (relating to adjustment for changes in capital stock) the Plan shall reserve for issuance under the Plan an aggregate of 6,500,000 shares of Common Stock (including the 4,000,000 previously authorized), which may be authorized but unissued or treasury shares including shares reacquired by the Corporation such as shares purchased in the open market or in private transactions. In addition to such 6,500,000 shares of Common Stock, which may be awarded pursuant to any of the types of benefits described in Section 5: (a) 2,399,994 previously authorized shares of Common Stock are reserved for the grant of Stock Units awarded pursuant to the Plan in lieu of cash compensation that would otherwise have been paid currently to the participant where the value of the shares of Common Stock underlying such Stock Units, determined as of the date of grant, does not exceed the amount of such cash by more than twenty-five percent, and (b) for each calendar year in the ten-year period commencing January 1, 2009, the number of shares reserved for issuance under the Plan shall automatically increase by an additional 500,000 shares; provided that, such additional shares may be applied only for the grant of such Stock Units awarded pursuant to the Plan in lieu of cash compensation that would otherwise have been paid currently to the participant where the value of the shares of Common Stock underlying such Stock Units, determined as of the date of grant, does not exceed the amount of such cash by more than twenty-five percent.

As used in this Section 3, the term "Plan Maximum" shall refer to the number of shares of Common Stock of the Corporation that are available for grant of awards pursuant to the Plan. Stock underlying outstanding options, stock appreciation rights, or performance awards will reduce the Plan Maximum while such options, stock appreciation rights or performance awards are outstanding. Shares underlying expired, canceled or forfeited options, stock appreciation rights or performance awards shall be added back to the Plan Maximum. When the exercise price of stock options is paid by delivery of shares of Common Stock, or if the Administrator approves the withholding of shares from a distribution in payment of the exercise price or tax withholding obligations, the Plan Maximum shall be reduced by the net (rather than the gross) number of shares issued pursuant to such exercise, regardless of the number of shares surrendered or withheld in payment. If the Administrator approves the payment of cash to an optionee equal to the difference between the fair market value and the exercise price of stock subject to an option, or if a stock appreciation right is exercised for cash or a performance award is paid in cash, the Plan Maximum shall be increased by the number of shares with respect to which such payment is applicable. Restricted stock issued pursuant to the Plan will reduce the Plan Maximum while outstanding even while subject to restrictions. Shares of restricted stock shall be added back to the Plan Maximum if such restricted stock is forfeited or is returned to the Corporation as part of a restructuring of benefits granted pursuant to this Plan. When shares of Common Stock are transferred in satisfaction of a stock unit, the Plan Maximum shall be reduced by the net (rather than the gross) number of shares issued, regardless of the number of shares withheld in payment of tax withholding obligations.

Notwithstanding the above, the maximum number of shares subject to stock options that may be awarded in any calendar year to any individual shall not exceed 100,000 shares (as adjusted in accordance with Section 11).

4. Participants. Participants will consist of such officers and employees of the Corporation or any designated subsidiary as the Administrator in its sole discretion shall determine. Designation of a participant in any year shall not require the Administrator to designate such person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Administrator shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective benefits.

5. Types of Benefits. The following benefits may be granted under the Plan: (a) stock appreciation rights ("SARs"); (b) restricted stock ("Restricted Stock"); (c) performance awards ("Performance Awards"); (d) incentive stock options ("ISOs"); (e) nonqualified stock options ("NQSOs"); and (f) Stock Units, all as described below.

6. Stock Appreciation Rights. A SAR is the right to receive all or a portion of the difference between the fair market value of a share of Common Stock at the time of exercise of the SAR and the exercise price of the SAR established by the Administrator, subject to such terms and conditions set forth in a SAR agreement as may be established by the Administrator in its sole discretion. At the discretion of the Administrator, SARs may be exercised (a) in lieu of exercise of an option, (b) in conjunction with the exercise of an option, (c) upon lapse of an option, (d) independent of an option or (e) each of the above in connection with a previously awarded option under the Plan. If the option referred to in (a), (b) or (c) above qualified as an ISO pursuant to Section 422 of the Code, the related SAR shall comply with the applicable provisions of the Code and the regulations issued thereunder. At the time of grant, the Administrator may establish, in its sole discretion, a maximum amount per share which will be payable upon exercise of a SAR, and may impose conditions on exercise of a SAR. At the discretion of the Administrator, payment for SARs may be made in cash or shares of Common Stock of the Corporation, or in a combination thereof. SARs will be exercisable not later than ten years after the date they are granted and will expire in accordance with the terms established by the Administrator.

7. Restricted Stock. Restricted Stock is Common Stock of the Corporation issued or transferred under the Plan (other than upon exercise of stock options or as Performance Awards) at any purchase price less than the fair market value thereof on the date of issuance or transfer, or as a bonus, subject to such terms and conditions set forth in a Restricted Stock agreement as may be established by the Administrator in its sole discretion. In the case of any Restricted Stock:

(a) The purchase price, if any, will be determined by the Administrator.

(b) The period of restriction shall be established by the Administrator for any grants of Restricted Stock;

(c) Restricted Stock may be subject to (i) restrictions on the sale or other disposition thereof; (ii) rights of the Corporation to reacquire such Restricted Stock at the purchase price, if any, originally paid therefor upon termination of the employee's employment within specified periods; (iii) representation by the employee that he or she intends to acquire Restricted Stock for investment and not for resale; and (iv) such other restrictions, conditions and terms as the Administrator deems appropriate.

(d) The participant shall be entitled to all dividends paid with respect to Restricted Stock during the period of restriction and shall not be required to return any such dividends to the Corporation in the event of the forfeiture of the Restricted Stock.

(e) The participant shall be entitled to vote the Restricted Stock during the period of restriction.

(f) The Administrator shall determine whether Restricted Stock is to be delivered to the participant with an appropriate legend imprinted on the certificate or if the shares are to be issued in the name of a nominee or deposited in escrow pending removal of the restrictions.

8. Performance Awards. Performance Awards are Common Stock of the Corporation, monetary units or some combination thereof, to be issued without any payment therefor, in the event that certain performance goals established by the Administrator are achieved over a period of time designated by the Administrator, but not in any event more than five years. The goals established by the Administrator may include return on average total capital employed, earnings per share, increases in share price or such other goals as may be established by the Administrator. In the event the minimum corporate goal is not achieved at the conclusion of the period, no payment shall be made to the participant. Actual payment of the award earned shall be in cash or in Common Stock of the Corporation or in a combination of both, as the Administrator in its sole discretion determines. If Common Stock of the Corporation is used, the participant shall not have the right to vote and receive dividends until the goals are achieved and the actual shares are issued.

9. Incentive Stock Options. ISOs are stock options to purchase shares of Common Stock at not less than 100% of the fair market value of the shares on the date the option is granted, subject to such terms and conditions set forth in an option agreement as may be established by the Administrator in its sole discretion that conform to the requirements of Section 422 of the Code. Said purchase price may be paid (a) by check or (b), in the discretion of the Administrator, by the delivery of shares of Common Stock of the Corporation owned by the participant, or (c), in the discretion of the Administrator, by a combination of any of the foregoing, in the manner provided in the option agreement. The aggregate fair market value (determined as of the time an option is granted) of the stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year (under all option plans of the Corporation and its subsidiary corporations) shall not exceed $100,000.

10. Nonqualified Stock Options. NQSOs are nonqualified stock options to purchase shares of Common Stock at purchase prices established by the Administrator on the date the options are granted, subject to such terms and conditions set forth in an option agreement as may be established by the Administrator in its sole discretion. The purchase price may be paid (a) by check or (b), in the discretion of the Administrator, by the delivery of shares of Common Stock of the Corporation owned by the participant, or simply by delivering to the participant upon exercise of the option only the net number of shares of Common Stock with a value equal to the difference between the fair market value of the shares subject to the option and the exercise price of the option, or (c), in the discretion of the Administrator, by a combination of any of the foregoing, in the manner provided in the option agreement. NQSOs granted after the date of shareholder approval of the Plan shall be exercisable no later than ten years after the date they are granted.

11. Stock Units. A Stock Unit represents the right to receive a share of Common Stock from the Corporation at a designated time in the future, subject to such terms and conditions set forth in a Stock Unit agreement as may be established by the Administrator in its sole discretion. The participant generally does not have the rights of a shareholder until receipt of the Common Stock. The Administrator may in its discretion provide for payments in cash, or adjustment in the number of Stock Units, equivalent to the dividends the participant would have received if the participant had been the owner of shares of Common Stock instead of the Stock Units.

12. Adjustment Provisions.

(a) If the Corporation shall at any time change the number of issued shares of Common Stock without new consideration to the Corporation (such as by stock dividends or stock splits), the total number of shares reserved for issuance under this Plan and the number of shares covered by each outstanding benefit shall be adjusted so that the aggregate consideration payable to the Corporation, if any, and the value of each such benefit shall not be changed. Benefits may also contain provisions for their continuation or for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation, issuance of stock rights or warrants, or similar occurrence.

(b) Notwithstanding any other provision of this Plan, and without affecting the number of shares reserved or available hereunder, the Board of Directors may authorize the issuance or assumption of benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

13. Change in Control. In the event of a Change in Control of the Corporation, as defined below, the vesting of all outstanding SARs, shares of Restricted Stock, ISOs, NQSOs and Stock Units shall be accelerated only to the extent set forth in the applicable agreement established by the Administrator in its sole discretion.

"Change in Control" means:

(a) The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation;

(b) The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Corporation, that together with stock of the Corporation acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Corporation;

(c) A majority of the members of the Corporation's board of directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation's board of directors before the date of the appointment or election;

(d) One person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Corporation that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately before such acquisition or acquisitions.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Corporation.

This definition of Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Internal Revenue Code.

14. Nontransferability. Each benefit granted under the Plan to an employee shall not be transferable otherwise than by will or the laws of descent and distribution; provided, however, NQSOs granted under the Plan may be transferred, without consideration, to a Permitted Transferee (as defined below). Benefits granted under the Plan shall be exercisable, during the participant's lifetime, only by the participant or a Permitted Transferee. In the event of the death of a participant, exercise or payment shall be made only:

(a) By or to the Permitted Transferee, executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the benefit shall pass by will or the laws of descent and distribution; and

(b) To the extent that the deceased participant or the Permitted Transferee, as the case may be, was entitled thereto at the date of his death.

For purposes of this Section 14, "Permitted Transferee" shall include (i) one or more members of the participant's family, (ii) one or more trusts for the benefit of the participant and/or one or more members of the participant's family, or (iii) one or more partnerships (general or limited), corporations, limited liability companies or other entities in which the aggregate interests of the participant and members of the participant's family exceed 80% of all interests. For this purpose, the participant's family shall include only the participant's spouse, children and grandchildren.

15. Taxes. The Corporation shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan after giving the person entitled to receive such payment or delivery notice as far in advance as practicable, and the Corporation may defer making payment or delivery as to any benefit if any such tax is payable until indemnified to its satisfaction. The person entitled to any such delivery may, by notice to the Corporation at the time the requirement for such delivery is first established, elect to have such withholding satisfied by a reduction of the number of shares otherwise so deliverable, such reduction to be calculated based on a closing market price on the date of such notice.

16. Tenure. A participant's right, if any, to continue to serve the Corporation and its subsidiaries as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

17. Duration, Interpretation, Amendment and Termination. No benefit shall be granted more than ten years after the date of adoption of this 2008 Restatement by the Board of Directors; provided, however, that the terms and conditions applicable to any benefit granted within such period may thereafter be amended or modified by mutual agreement between the Corporation and the participant or such other person as may then have an interest therein. Without the prior approval of the Corporation's shareholders, the Corporation will not effect a "repricing" (as defined below) of any stock options or other benefits granted under the terms of this Plan. For purposes of the immediately preceding sentence, a "repricing" shall be deemed to mean any of the following actions or any other action having the same effect: (a) the lowering of the purchase price of an option or other benefit after it is granted; (b) the canceling of an option or other benefit in exchange for another option or benefit at a time when the purchase price of the cancelled option or benefit exceeds the fair market value of the underlying stock (unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction); (c) the purchase of an option or other benefit for cash or other consideration at a time when the purchase price of the purchased option or benefit exceeds the fair market value of the underlying stock (unless the purchase occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction) or (d) an action that is treated as a repricing under generally accepted accounting principles. To the extent that any stock options or other benefits which may be granted within the terms of the Plan would qualify under present or future laws for tax treatment that is beneficial to a recipient, then any such beneficial treatment shall be considered within the intent, purpose and operational purview of the Plan and the discretion of the Administrator, and to the extent that any such stock options or other benefits would so qualify within the terms of the Plan, the Administrator shall have full and complete authority to grant stock options or other benefits that so qualify (including the authority to grant, simultaneously or otherwise, stock options or other benefits which do not so qualify) and to prescribe the terms and conditions (which need not be identical as among recipients) in respect to the grant or exercise of any such stock option or other benefits under the Plan.

The Board of Directors may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this paragraph shall reduce the amount of any existing benefit or change the terms and conditions thereof without the participant's consent. No amendment of the Plan shall, without approval of the shareholders of the Corporation, (a) increase the total number of shares which may be issued under the Plan or increase the amount or type of benefits that may be granted under the Plan; or (b) modify the requirements as to eligibility for benefits under the Plan.

18. Effective Date. This 2008 Restatement of the 2001 Stifel Financial Corp. Incentive Stock Plan became effective as of the date it was adopted by the Board of Directors of the Corporation, subject only to approval by the holders of a majority of the outstanding voting stock of the Corporation within twelve months before or after the adoption of the Restatement by the Board of Directors.

STIFEL FINANCIAL CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Ronald J. Kruszewski and David M. Minnick (or such other person as is designated by the board of directors of Stifel Financial Corp. ("Stifel")) (the "Proxies"), or either of them (with full power to act alone), true and lawful attorney(s), with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote as designated on the reverse side all of the shares of common stock, $0.15 par value, of Stifel entitled to be voted by the undersigned at the Annual Meeting of Stockholders to be held on June 4, 2008 and at any adjournments or postponements thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

The undersigned acknowledges receipt of the 2007 annual report to stockholders and the Notice of the Annual Meeting and the Proxy Statement.

Dated: ______________________________, 2008

Signature ______________________________

Signature (if held jointly) ______________________________

Please sign this proxy card exactly as your shares are registered. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If more than one person holds the power to vote the same, any one of them may sign this proxy card. If the shareholder is a corporation, this proxy card must be signed by a duly authorized officer of the shareholder.

STIFEL FINANCIAL CORP.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" all the named nominees for director and "FOR" Proposals 2, 3 and 4.

THE BOARD OF DIRECTORS HAS PROPOSED AND RECOMMENDS A VOTE "FOR" THE FOLLOWING:

1. ELECTION OF DIRECTORS:

☐ FOR all nominees listed below (except as marked below) ☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Class I Directors with term expiring in 2011:

Bruce A. Beda
Frederick O. Hanser
Ronald J. Kruszewski
Thomas P. Mulroy
Kelvin R. Westbrook

Class II Director with term expiring in 2009:

Robert J. Baer

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.

2. PROPOSAL TO APPROVE THE EQUITY INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS (2008 RESTATEMENT)

☐ For ☐ Against ☐ Abstain

3. PROPOSAL TO APPROVE THE 2001 INCENTIVE STOCK PLAN (2008 RESTATEMENT)

☐ For ☐ Against ☐ Abstain

4. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP as Stifel's independent registered public accounting firm

☐ For ☐ Against ☐ Abstain

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 4, 2008

The Proxy Statement and 2007 Annual Report are available at: www.stifel.com.

Please contact the corporate secretary at 1-314-342-2000 or email us at grejtakt@stifel.com if you have any questions about accessing these materials.

☐ PLEASE CHECK THIS BOX IF YOU PLAN TO ATTEND THE MEETING IN PERSON.